Exhibit 99.1

AMEREN CORPORATION SAVINGS INVESTMENT PLAN

WHEREAS, Ameren Corporation (“Company”) previously adopted the Ameren Corporation Savings Investment Plan (“Plan”); and

WHEREAS, the Company reserved the right to amend the Plan pursuant to Section 13.1 thereof; and

WHEREAS, the Company desires, except as otherwise provided, to completely amend and restate the Plan in its entirety effective January 1, 2017;

NOW, THEREFORE, effective January 1, 2017, except as otherwise provided herein, the Plan is amended in its entirety to read as follows:

AMEREN CORPORATION SAVINGS INVESTMENT PLAN

i

	4.2.	Roth Contributions		12
	4.3.	Catch-Up Contributions		13
	4.4.	Maximum Payroll Reduction Contribution		13
	4.5.	Employer Matching Contributions		13
		4.5.1.	Basic Matching Contribution Account	13
		4.5.2.	Additional Matching Contribution Account	13
		4.5.3.	True-Up of Matching Contributions	14
	4.6.	Additional Company Contribution		14
	4.7.	Elections		15
		4.7.1.	Changes In Payroll Elections	15
		4.7.2.	Suspension Of Payroll Elections	15
	4.8.	Tax Deductions		15
	4.9.	Rollover Contributions And Transfers		15
	4.10.	Contribution On Behalf Of Controlled Group Member		16

5.	Distributions Of Excess Amounts			17
	5.1.	Distribution Of Excess Elective Deferrals		17
	5.2.	Limitations On Pre-Tax Contributions For Highly Compensated Employees		17
		5.2.1.	Coordination With Distributions Of Elective Deferrals	18
		5.2.2.	Election To Make Additional Contributions	18
		5.2.3.	Testing Year	19
		5.2.4.	Election With Respect to Roth Elective Deferrals	19
	5.3.	Limitations On Matching and Employee Contributions For Highly Compensated Employees		19
		5.3.1.	Election To Make Additional Contributions	20
		5.3.2.	Testing Year	20
	5.4.	Definitions and Special Rules		21
		5.4.1.	Definitions	21
		5.4.2.	Special Rule For Early Participation	21
		5.4.3.	Highly Compensated Employee In Two Or More Qualified Plans	21
		5.4.4.	Plan Restructuring	21

6.	Allocation and Investment of Accounts			23
	6.1.	Establishment Of Accounts		23
	6.2.	Participant’s Selection Of lnvestment Fund		24
	6.3.	Transfers Between Investment Funds		24
	6.4.	Allocation Of Earnings Or Losses		25
	6.5.	Voting Rights of Company Stock		25

7.	Vesting			27

8.	Loans			28
	8.1.	Loan Requests		28
	8.2.	Criteria For Approval		28
	8.3.	Loan Limits		28
	8.4.	Repayment Period		28
	8.5.	Manner And Timing Of Repayments		29

	8.6.	Security		30
	8.7.	Interest		30
	8.8.	Investment Of Account		30
	8.9.	Order Of Investment Liquidation		30
	8.10.	Investment Of Loan Repayments		30
	8.11.	Loans Outstanding		30
	8.12.	Default		31

9.	In-Service Withdrawals			32
	9.1.	In General		32
		9.1.1.	Withdrawal Applications	32
		9.1.2.	Order Of Investment Liquidation	32
		9.1.3.	Suspensions	32
		9.1.4.	Withdrawal Sources	32
	9.2.	Hardship Withdrawals		32
		9.2.1.	Requirements	32
		9.2.2.	Determination of Immediate and Heavy Financial Need	32
		9.2.3.	Amount Necessary To Satisfy Financial Need	33
	9.3.	Age 59 1⁄2 Withdrawals		34
	9.4.	Other In-Service Withdrawals		34
	9.5.	Disability Withdrawals		34
	9.6.	84 Month ESOP Account and CIPS ESOP Account Withdrawal		34
	9.7.	Diversification Withdrawal		34
		9.7.1.	Requirements	34
		9.7.2.	Amount Subject to Election	35
		9.7.3.	Qualified Participants and Election Periods	35
		9.7.4.	Revocation of Elections	35
		9.7.5.	De Minimis Amounts	35
		9.7 6.	Diversification Election	36
		9.7.7.	Post-’86 Shares	36
	9.8.	Distributions During Uniformed Services		36

10.	Distributions			37
	10.1.	Valuation Date		37
	10.2.	Distributions Upon Termination Of Employment		37
		10.2.1.	Distributions Of $1,000 Or Less	37
		10.2.2.	Distributions In Excess Of $1,000	37
		10.2.3.	Distribution Consent Notice	38
		10.2.4.	Failure To Consent To Distribution	38
	10.3.	Normal Retirement Distributions		38
		10.3.1.	Substantially Equal Annual Payments	38
	10.4.	Distributions Upon Death		39
		10.4.1.	Distribution To Spouse	39
		10.4.2.	Designation Of Beneficiary	39
		10.4.3.	Spousal Consent to Designation of Beneficiary	40
		10.4.4.	Beneficiary Not Designated	40
		10.4.5.	Death During Qualified Military Service	41

	10.5.	Partial Distributions		41
	10.6.	Installments		41
	10.7.	Distributions To Minors		41
	10.8.	Form of Payment for Required Minimum Distributions		41
	10.9.	Required Minimum Distributions		42
	10.10.	Required Beginning Date		45
	10.11.	Commencement Of Benefits		46
	10.12.	Written Explanation Of Rollover Treatment		46
		10.12.1.	Special Distribution Option	46
		10.12.2.	Limitations On Special Distribution Option	48
		10.12.3.	Waiver Of 30-Day Period	48

11.	Leaves of Absence and Transfers			49
	11.1.	Military Leave Of Absence		49
		11.1.1.	Payroll Reduction Contributions	49
		11.1.2.	Matching Contributions	49
		11.1.3.	Treatment Of Contributions	50
	11.2.	Maternity Or Paternity Absence		50
		11.2.2.	Service During Maternity Or Paternity Absence	50
		11.2.1.2.	Number Of Hours Credited	50
		11.2.2.2.	Employment Year To Which Hours Are Credited	51
	11.3.	Other Leaves Of Absence		51
	11.4.	Transfers		51

12.	Trustee			53

13.	Amendment, Merger And Termination			54
	13.1.	Authority to Amend		54
	13.2.	Merger		55
	13.3.	Termination		55

14.	Administration of the Plan and Fiduciary Provisions			56
	14.1.	General Allocation of Fiduciary Duties		56
	14.2.	Plan Committees		56
	14.3.	Committee Membership		56
	14.4.	Administrative Committee Powers and Duties		57
	14.5.	Investment Committee Powers and Duties		58
	14.6.	Delegation of Fiduciary Duties		60
	14.7.	Committee Decisions Final		60
	14.8.	Conflict of Interest		60
	14.9.	Compensation; Plan Expenses		60
	14.10.	Resignation or Removal of Committee Members		60
	14.11.	Indemnification		61
	14.12.	Insurance of Plan Fiduciaries		61
	14.13.	Service of Process		61

15.	Miscellaneous		62
	15.1.	Participants’ Rights	62
	15.2.	Spendthrift Clause	62
	15.3.	Delegation Of Authority By Employer	62
	15.4.	Gender, Number And Headings	62
	15.5.	Separability Of Provisions	63
	15.6.	Diversion Of Assets	63
	15.7.	Acquisition Of Assets	63
	15.8.	Service Of Process	63
	15.9.	Benefit Limitation	63
	15.10.	Qualified Domestic Relations Order	64
	15.11.	Construction Of Plan	66

16.	Claim Procedure		67
	16.1.	Claim	67
	16.2.	Claim Decision	67
	16.3.	Request For Review	68
	16.4.	Review Of Decision	68
	16.5.	Venue for Litigation	69

17.	Top-Heavy Provisions		71
	17.1.	Accrued Benefits	71
	17.2.	Beneficiaries	71
	17.3.	Determination Date	71
	17.4.	Former Key Employee	71
	17.5.	Key Employee	71
	17.6.	Non-Key Employee	72
	17.7.	Permissive Aggregation Group	72
	17.8.	Required Aggregation Group	72
	17.9.	Top-Heavy Compensation	72
	17.10.	Top-Heavy Group	72
	17.11.	Special Top Heavy Rules	73
		17.11.1. Minimum Allocation	73

SCHEDULE A – EMPLOYER MATCHING CONTRIBUTIONS FOR AMEREN EMPLOYEES			75

v

AMEREN CORPORATION SAVINGS INVESTMENT PLAN

SECTION 1

1.	Name And History Of Plan.

This Plan shall be known as the “Ameren Corporation Savings Investment Plan.” Prior to November 1, 1998, the Plan was known as the Union Electric Company Savings Investment Plan. Prior to November 1, 1998, certain Employees were covered by the Central Illinois Public Service Company Employee Long Term Savings Plan which was merged with the Plan effective November 1, 1998. The Plan will be considered a profit sharing plan even though contributions are not dependent on profits.

The Union Electric Company Savings Investment Plan, formerly known as the Union Electric Company Savings Investment Plan for Management Employees, was established by Union Electric Company on July 1, 1984 to permit eligible Employees to take advantage of the benefits of Code Section 401(k) and to provide such participating Employees with a partial Company match of their contributions to the Plan. Effective January 1, 1985, Union Electric Company established the Union Electric Company Savings Investment Plan for Contract Employees (the “Contract Employees Plan”) to provide similar benefits to union employees as negotiated between Union Electric Company and the various bargaining units within Union Electric Company.

Effective January 1, 1976, Union Electric Company established the Union Electric Company Employee Stock Ownership Plan (“ESOP”) to provide eligible Employees with ownership in the common stock of Union Electric Company. The ESOP was qualified as a tax credit employee stock ownership plan under Code Section 409. Union Electric Company ceased contributions to the ESOP with respect to plan years after 1988 when it was determined that no additional investment tax credits could be used with respect to contributions to the ESOP.

Effective April 1, 1993, the Union Electric Company Savings Investment Plan received assets of, and assumed liabilities of, the Contract Employees Plan and the ESOP in mergers effected pursuant to requirements of Code Section 414(1) and Section 208 of the Employee Retirement Income Security Act of 1974, as amended.

Effective January 1, 1976, Central Illinois Public Service Company (“CIPS”) established the Central Illinois Public Service Company Employee Stock Ownership Plan (“CIPS ESOP”) to invest primarily in CIPS common stock and to provide eligible employees with ownership of such common stock through additional investment tax credits and employee stock ownership credits allowed pursuant to the tax laws. CIPS ceased contributions to the CIPS ESOP with respect to plan years after 1986 when it was determined that no additional investment tax credits could be used with respect to contributions to the CIPS ESOP.

Effective October 1, 1990, CIPSCO Incorporated became the parent holding company of CIPS and the issued and outstanding shares of CIPS common stock were exchanged on a share-for-share basis for shares of common stock of CIPSCO Incorporated.

Effective December 31, 1997, CIPSCO Incorporated and Union Electric Company merged so that both entities became wholly owned subsidiaries of Ameren Corporation. Accordingly, on and after December 31, 1997, the CIPS ESOP was invested primarily in Ameren Corporation common stock.

Effective January 1, 2001, the Plan received assets of, and assumed liabilities of, the CIPS ESOP in a merger effected pursuant to requirements of Code Section 414(1) and Section 208 of the Employee Retirement Income Security Act of 1974, as amended.

Effective as of June 1, 1965, the Employees’ Savings Plan of Central Illinois Light Company (“CILCO Savings Plan”) was established by Central Illinois Light Company, an Illinois corporation, (“CILCO”), so that it, and each related company, which with the consent of CILCO, adopted the CILCO Savings Plan could assist its eligible employees engaged in active employment in providing for their future securities. The CILCO Savings Plan has been amended from time to time since its establishment. Effective as of January 1, 1976, November 1, 1983, January 1, 1985, January 1, 1987, January 1, 1989, January 1, 1992, January 1, 1995 and January 1, 2000, the CILCO Savings Plan was amended and restated in its entirety.

Effective January 31, 2003, CILCO became a wholly owned subsidiary of Ameren Corporation. Effective January 1, 2004, the Ameren Savings Plan received assets of, and assumed liabilities of, the CILCO Savings Plan in a merger effected pursuant to the requirements of Code Section 414(1) and Section 208 of the Employee Retirement Income Security Act of 1974, as amended.

Effective April 16, 2004, the Plan received assets of, and assumed liabilities of, the Cilcorp Infraservices, Inc. 401(k) Plan (“Cilcorp Plan”) in a merger effected pursuant to the requirements of Code Section 414{1) and Section 208 of the Employee Retirement Income Security Act of 1974, as amended. Also, effective April 1, 2004, sponsorship of the Cilcorp Plan is transferred to Ameren Corporation.

Effective March 15, 2005, the Plan received assets of, and assumed liabilities of, the Ameren Corporation Employee Long-Term Savings Plan – IUOE No. 148 in a merger effected pursuant to the requirements of Code Section 414(1) and Section 208 of the Employee Retirement Income Security Act of 1974, as amended.

Effective February 1, 2008, the Plan received assets of, and assumed liabilities of, the Ameren Corporation Employee Long-Term Savings Plan – IBEW No. 702 in a merger effected pursuant to the requirements of Code Section 414(1) and Section 208 of the Employee Retirement Income Security Act of 1974, as amended.

SECTION 2

2.	Definitions.

2.1.	Additional Matching Contribution Account.

“Additional Matching Contribution Account” means a notional account maintained under the Plan to which all Employer contributions under Section 4.5.2 shall be credited.

2.2.	Basic Matching Contribution Account.

“Basic Matching Contribution Account” means a notional account maintained under the Plan to which all Employer contributions under Section 4.5.1 shall be credited.

2.3.	Board.

“Board” means the board of directors of the Company.

2.4.	Break In Service.

“Break in Service” means each Plan Year in which a person completes 500 or fewer Hours of Employment.

2.5.	Code.

“Code” means the Internal Revenue Code of 1986, as amended.

2.6.	Company.

“Company” means Ameren Corporation, a Missouri corporation.

2.7.	Company Stock.

“Company Stock” means shares of voting common stock or any class of capital stock convertible into voting common stock which the Company or any corporation which is a member of the Controlled Group is authorized to issue and which have a combination of voting power and dividend rights equal to or in excess of that class of common stock of the Company having the greatest voting power and the greatest dividend rights.

2.8.	Compensation.

(a) Union Participant. With respect to each union Participant, for all purposes of the Plan except Section 5, “Compensation” means the base salary or base wages paid to a Participant for his regular payroll period, except that Compensation shall not include amounts which constitute retroactive adjustments to a Participant’s base salary or base wages, bonuses, performance awards, and similar payments paid to a Participant. Notwithstanding the foregoing, Compensation may also include, at the election of the Company, any lump sum wage payment negotiated in lieu of a general wage increase pursuant to a collective bargaining agreement. Unless provided otherwise, Compensation also includes any deferrals pursuant to any cash or deferred arrangement under Section 401(k) of the Code maintained by the Company and any amounts excluded from wages by reason of an election to reduce wages in lieu of benefits under Section 125 of the Code.

(b) Non-Union Participants. With respect to each non-union Participant classified by the Employer as a management employee, for all purposes of the Plan except Section 5 “Compensation” means the total amount paid to an Employee for his regular pay period for services rendered while a Participant, including regular salary, regular wages, overtime pay, earned vacation pay, bonuses, premium pay, and short-term incentive pay, except that Compensation shall not include amounts which constitute retroactive adjustments to a Participant’s base salary or base wages, bonuses, performance awards, and similar payments paid to a Participant. Unless provided otherwise, Compensation also includes any deferrals pursuant to any cash or deferred arrangement under Code Section 401(k) maintained by the Company and any amounts excluded from wages by reason of an election to reduce wages in lieu of benefits under Code Section 125.

(c) Compensation Limit. The Compensation of each Participant taken into account under the Plan for any Plan Year shall not exceed the compensation limit described in Code Section 401(a)(l7)(A) (as adjusted for cost-of-living increases in accordance with Section 401(a)(l7)(8) of the Code).

(d) Post-Termination Amounts. Compensation shall not include any severance pay, whether paid before or after an Employee’s termination of employment. In addition, such amount shall not include other compensation paid after an individual’s termination of employment. Notwithstanding the preceding sentence, to the extent that the following amounts are otherwise included in the definition of compensation and are paid no later than the date which is 2 1⁄2 months after termination of employment, such amounts paid after an Employee’s termination of employment shall be deemed compensation: regular pay, including compensation for services during regular working hours, overtime, shift differential, commissions, bonuses or other similar payments, and payment for unused accrued sick, vacation or other leave, but only if the Employee would have been able to use the leave if employment had continued. The rules described above with respect to post-employment payments shall not apply to payments to an individual who does not currently perform services for the Employer by reason of qualified military service, to the extent such payments do not exceed the compensation such individual would have received from the Employer if he or she had continued to perform services for the Employer.

(e) Testing Compensation. For purposes of Section 5, “Compensation” means the gross amount received during the Plan Year by an Employee after he or she becomes a Participant for services rendered with respect to the Employer, or such other definition of Compensation selected by the Plan Administrator which meets the requirements of Code Section 414(s). Such amount shall include salary, commissions, wages, overtime pay, bonuses and, at the election of the Plan Administrator, amounts contributed to a cafeteria plan which meets the requirements of Section 125 of the Code or to a qualified cash or deferred arrangement under Section 40l(k) of the Code. Such amount shall not include Employer contributions under Section 44.5 of this Plan or benefits under any other Qualified Plan.

(f) Military Service. In accordance with Code Section 414(u)(l2), Compensation shall include any differential wage payment (within the meaning of Code Section 340l(h)(2)) made by the Employer to an individual who does not currently perform services for the Employer by reason of qualified military service (within the meaning of Code Section 414(u)(5)) to the extent those payments do not exceed the amounts the individual would have received if the individual had continued to perform services for the Employer.

2.9.	Controlled Group.

“Controlled Group” means the Company and all other entities required to be aggregated with the Company under Sections 414(b), (c), or (m) of the Code or regulations issued pursuant to Section 414(o) of the Code. For purposes of Section 15.9, in determining which entities shall be aggregated under Section 414(b) or (c) of the Code, the modifications made by Section 415(h) of the Code shall be applied.

2.10. Distribution Notice Period.

“Distribution Notice Period” means the period beginning not more than 180 days before the Valuation Date as of which distribution is made.

2.11.	Employee.

“Employee” means each person classified by the Employer

(a) as a full time regular employee of the Employer provided such person is either

(i)	an employee whose terms of employment with the Employer are not governed by or subject to a collective bargaining agreement; or

(ii)

an employee whose terms of employment with the Employer are governed by and are subject to a collective bargaining agreement and such collective bargaining agreement provides for participation in the Plan; or

(b) as a temporary or part time employee of the Employer provided such person has completed one Year of Service and is either

(i)	an employee whose terms of employment with the Employer are not governed by or subject to a collective bargaining agreement; or

(ii)

an employee whose terms of employment with the Employer are governed by and are subject to a collective bargaining agreement and such collective bargaining agreement provides for participation in the Plan.

The term “Employee” shall not include any person who is classified by the Employer as (1) a Leased Employee, (2) an independent contractor, (3) an individual who is hired or rehired on a temporary basis and who, pursuant to the terms of a collective bargaining agreement, is not eligible to participate in this Plan, (4) effective January 1, 2013, as an employee but is a party to a written employment agreement with an Employer whereby the employee agrees to and waives participation in the employee benefit plans sponsored by an Employer or (5) effective January I, 2015, as an individual who is a Supplemental Customer Care Assistant or a Supplemental Customer Care Advisor whose terms of employment are subject to a collective bargaining agreement.

2.12.	Employer.

“Employer” means the Company and any other member of the Controlled Group to which participation has been extended.

2.13.	ESOP Account and CIPS ESOP Account.

“ESOP Account” means the separate account for a Participant to which his account under the Union Electric Company ESOP (“ESOP”) and attributable earnings, appreciation and/or losses are credited. “CIPS ESOP Account” means the separate account for a Participant to which his account under the Ameren Corporation Employee Stock Ownership Plan for Certain Employees of CIPS (“CIPS ESOP”) and attributable earnings, appreciation and/or losses are credited.

2.14.	Five Percent Owner.

“Five Percent Owner” means any person who owns (or is considered as owning within the meaning of Section 318 of the Code) more than five percent of the outstanding stock of any corporation in the Controlled Group or stock possessing more than five percent of the total combined voting power of all stock of any corporation in the Controlled Group or who owns more than five percent of the capital or profits interest of any unincorporated entity in the Controlled Group.

2.15.	Highly Compensated Employee.

“Highly Compensated Employee” means any Participant who (i) was a Five-Percent Owner at any time during either the determination year or the look-back year; or (ii) received compensation within the meaning of Code Section 415(c)(3) (including the deferrals described in Code Section 415(c)(3)(D)) from the Employer in excess of the dollar amount described in Code Section 414(q)(l)(B) (as adjusted pursuant to Code Section 415(d)) during the look-back year.

For purposes of this Section, the determination year shall be the Plan Year, and the look-back year shall be the 12-month period immediately preceding the determination year. The determination of who is a Highly Compensated Employee, including the determination of the compensation that is considered, will be made in accordance with Code Section 414(q) and the regulations thereunder.

For purposes of this Section 2.15, and Section 15.9 and Section 17.9, compensation within the meaning of Code Section 415(c)(3) shall mean the amount as defined in Treasury Regulation Section 1.415(c)-(2)(d)(4) (e.g., amounts reported in Box 1 of Form W-2, plus amounts that would be reported as wages but for an election under Code Section 125(a), 132(f)(4), 402(e)(3), 402(h)(l)(B), 402(k) or 457(b)), but not in excess of the annual dollar limitation in effect under Code Section 401(a)(17) (as adjusted in accordance with Code Section 415(d)) for any Limitation Year, Plan Year or calendar year, as applicable. Such amount shall not include any severance pay, whether paid before or after an Employee’s termination of employment. In addition, such amount shall not include other compensation paid after an individual’s termination of employment. Notwithstanding the preceding sentence, to the extent that the following amounts are otherwise included in the definition of compensation and are paid no later than the later of the date which is 2 1⁄2 months after termination of employment or the end of the Limitation Year that includes the date of termination of employment, such amounts paid after an Employee’s termination of employment shall be deemed compensation: regular pay, including compensation for services during regular working hours, overtime, shift differential, commissions, bonuses or other similar payments, and payment for unused accrued sick, vacation or other leave, but only if the Employee would have been able to use the leave if employment had continued. The rules described above with respect to post-employment payments shall not apply to payments to an individual who does not currently perform services for the Employer by reason of qualified military service, to the extent such payments do not exceed the compensation such individual would have received from the Employer if he or she had continued to perform services for the Employer.

2.16.	Hours Of Employment.

“Hours of Employment” for a person compensated on the basis of a certain amount for each hour worked during a given period means:

(a) Each hour for which a person is directly or indirectly paid, or entitled to payment, by the Employer for the performance of duties and for reasons other than the performance of duties; provided that

(1) no more than 501 Hours of Employment shall be credited on account of a single continuous period during which no duties are performed, and

(2) no Hours of Employment shall be credited if payment was made or due

(A) under a plan maintained solely for the purpose of complying with applicable worker’s compensation, or unemployment compensation or disability insurance laws; or

(B) solely as reimbursement for medical or medically related expenses incurred by the Employee.

(b) Each hour for which back pay, irrespective of mitigation of damages, has been either awarded or agreed to by the Employer. Such Hours of Employment shall be credited for the periods to which the award or agreement pertains rather than the periods in which the award, agreement, or payment is made, and no Hours of Employment shall be credited under this paragraph which would duplicate any hours credited above.

Hours of Employment shall be calculated in accordance with Department of Labor Regulation Section 2530.200b-2(b) and (c).

2.17.	Leased Employee.

“Leased Employee” means any person (other than an employee of the recipient) who pursuant to an agreement between the recipient and any other person (a “leasing organization”) has performed services for the recipient (or for the recipient and related persons as determined in accordance with Section 414(n)(6) of the Code) on a substantially full-time basis for a period of at least one year, if such services are performed under primary direction or control by the recipient. Contributions or benefits provided a Leased Employee by the leasing organization which are attributable to services performed for the recipient employer shall be treated as provided by the recipient employer.

2.18.	Non-Highly Compensated Employee.

Non-Highly Compensated Employee means any Employee who is not a Highly Compensated Employee but who is eligible to participate in the Plan.

2.19.	Normal Retirement Date.

“Normal Retirement Date” means the first day of the month coinciding with or next following the date on which a Participant attains age 65.

2.20.	Participant.

“Participant” means a person who has satisfied the eligibility requirements of Section 3 and who has not become a former Participant under Section 3.4. Unless he or she satisfies the requirements of the previous sentence, an individual who has a CIPS ESOP Account shall be a Participant only with respect to the rights specifically granted under the Plan with respect to such account.

For purposes of Section 6, (a) while any balance remains in the accounts of a Participant after his death, the beneficiary of such Participant may direct the investment of the accounts to the same extent as if the beneficiary were the Participant, and (b) to the extent required by a qualified domestic relations order, an alternate payee may direct the investment of that portion of the Participant’s accounts subject to the order to the same extent as if such alternate payee were the Participant.

2.21.	Plan Administrator.

“Plan Administrator” means the Administrative Committee or such other committee as may be appointed by the Company.

2.22.	Plan Year.

“Plan Year” means the 12-month period commencing on January 1 and ending on December 31.

2.23.	Prior Plan.

“Prior Plan” means (i) the Central Illinois Public Service Company Employee Long-Term Savings Plan (“CIPS Savings Plan”), (ii) the Employees’ Savings Plan of Central Illinois Light Company (“CILCO Savings Plan”), (iii) the Cilcorp lnfraservices, Inc. 401(k) Plan, (iv) the Ameren Corporation Employee Long-Term Savings Plan – IUOE No. 148, or (v) the Ameren Corporation Employee Long-Term Savings Plan – IBEW No. 702.

2.24.	Qualified Plan.

“Qualified Plan” means any plan qualified under Section 401 of the Code. For purposes of Section 17 only, the term “Qualified Plan” also means a simplified employee pension described in Section 408(k) of the Code.

2.25.	Rollover Account.

“Rollover Account” means a notional account maintained under the Plan under which all amounts received by a Participant under Section 44.9 as a direct transfer or rollover amount shall be credited.

2.26.	Salary Reduction Account.

“Salary Reduction Account” means a notional account maintained under the Plan to which all amounts by which an Employee elects to have his or her salary reduced under Section 4 on a pre-tax basis or as a Roth elective deferral shall be credited.

2.27.	Trustee.

“Trustee” means the insurer or trustee or any successor trustee appointed pursuant to Section 12 hereof.

2.28.	Valuation Date.

“Valuation Date” means each day on which stocks are traded on the New York Stock Exchange. Values will be determined as of the close of each business day.

2.29.	Year Of Service.

For purposes of determining who is an Employee under Section 2.11, Year of Service means each twelve-month period during which the employee completes 1,000 Hours of Employment. A Year of Service will be credited with respect to a twelve-month period as soon as the employee completes 1,000 Hours of Employment within such twelve-month period. The initial twelve-month period shall be the period from the day the employee is first credited with one Hour of Employment and ends twelve months later. Subsequent twelve-month periods shall be each Plan Year beginning with the Plan Year that includes the first anniversary of the date the employee is first credited with an Hour of Employment. No more than one Year of Service may be earned during any such twelve-month period.

For purposes of vesting, Year of Service means any Plan Year during which the Employee completes 1,000 Hours of Employment. No more than one Year of Service may be earned during any Plan Year.

SECTION 3

3.	Eligibility.

3.1.	Prior Participants.

Each person who was a Participant on December 31, 2016, shall continue to be a Participant on January 1, 2017.

3.2.	New Participants.

Provided that he or she enrolls in the Plan in accordance with the procedures established by the Plan Administrator, on and after January 1, 2016, each Employee not described in Section 3.1 shall become a Participant as soon as reasonably practicable following the date he or she becomes an Employee.

Notwithstanding any other provisions of the Plan, persons who are classified by an Employer as independent contractors or in any other excluded category identified in Section 2.12 shall not be considered Employees eligible to participate in the Plan, regardless of (i) such person’s reclassification as an Employee for such period by a court of law or the Service for tax withholding purposes or (ii) whether a court or third party determines the Employee to have been eligible. If, during any period, an Employer has not treated an individual as an Employee and, for that reason, has not withheld employment taxes with respect to that individual, then that individual shall not be a eligible to participate in the Plan for that period, even in the event that the individual is determined, retroactively, to have been an Employee during all or any portion of that period. No such excluded individual shall have any claim for benefits under the Plan for any period during which he or she is excluded from participation.

3.3.	Reemployed Participants.

A former or inactive Participant who is reemployed by the Employer shall become a Participant on the date he or she is reemployed as an Employee.

3.4.	Cessation Of Participation.

A person shall cease to be a Participant when he or she

(a)	has ceased to be employed by the Employer, and

(b)	has no undistributed account balances under the Plan.

SECTION 4

4.	Contributions.

4.1.	Contributions.

(a) In General. A Participant may elect to have his or her Compensation contributed by the Employer to the Plan on a pre-tax basis through payroll reductions. Each Participant shall elect in the manner provided by the Plan Administrator the percentage of his or her Compensation under this Section to be credited to his or her Salary Reduction Account. Any such election shall be in whole percentages with a minimum election of 1% of Compensation and a maximum election of 100% of Compensation. A Participant who is employed by Ameren Illinois Company and whose employment is governed by the terms of a collective bargaining agreement designated by the Employer in its payroll administration system as a former Illinois Power Company union group may elect to have his or her Compensation contributed by the Employer to the Plan on an after-tax basis through payroll reductions. Each such Participant shall elect in the manner provided by the Plan Administrator the percentage of his or her Compensation to be credited to his or her After-Tax Contribution Account. Any such election shall be in whole percentages, with a minimum election of 1% of Compensation and a maximum election, when combined with any election of pre-tax contributions, of 100% of Compensation. Notwithstanding any other provision of the Plan to the contrary, after-tax contributions will be disregarded for purposes of determining a Participant’s Basic Matching Contribution and Additional Matching Contribution.

(b) Automatic Enrollment. Each Employee who first becomes a Participant after December 31, 2007 and who has not otherwise elected, according to procedures established by the Plan Administrator, for a percentage of his or her Compensation to be contributed to the Plan on a before-tax basis will be deemed to have elected to contribute 6% of his or her Compensation to the Plan on a before-tax basis beginning 30 days after the date he or she becomes an Employee. An Employee who is automatically enrolled in the Plan pursuant to the preceding sentence shall (a) receive a notice explaining his or her rights not to have these contributions made to the Plan or to change the amount that will otherwise be contributed on his or her behalf, including a discussion of the procedure for exercising those rights and the timing for implementation of any such election, (b) have a reasonable amount of time after receiving the notice (but before the Compensation is currently available) to elect to receive the Compensation in lieu of contributing it to the Plan, and (c) receive an annual notice which (i) describes his or her deferral percentage, (ii) notifies him or her that he or she has the right to change the percentage and (iii) describes both the procedure for exercising that election and the timing of implementation of such an election.

4.2.	Roth Contributions.

Effective January 1, 2008, at the time of his or her election to contribute his or her Compensation to the Plan, a Participant may irrevocably designate all or a portion of the pre-tax elective deferrals the Participant is otherwise eligible to make under Sections 4.1 and 4.3 and the other provisions of the Plan as Roth elective deferrals. If a Participant makes such an election, the Employer shall treat such Roth elective deferrals as includible in the Participant’s income at the time the Participant would have received that amount in cash if the Participant had not made a cash or deferred election. Unless specifically stated otherwise, Roth elective deferrals will be treated as elective deferrals (pre-tax elective contributions) for all purposes (other than taxation of contributions) under the Plan.

4.3.	Catch-Up Contributions.

Participants who are eligible to make elective deferrals hereunder and who have attained or will attain age fifty (50) before the close of the Plan Year shall be eligible to make catch-up contributions in accordance with, and subject to the limitations of, Code Section 414(v). Such catch-up contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Code Sections 402(g) and 415. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Code Section 401(k)(3), 410(b), or 416, as applicable, by reason of the making of such catch-up contributions.

4.4.	Maximum Payroll Reduction Contribution.

Subject to Section 4.3, the maximum amount which may be contributed to the Plan by a Participant on a pre-tax basis and/or as a Roth elective deferral under Section 4.1 and any other Qualified Plan maintained by the Employer in any calendar year is limited to the amount prescribed under Section 402(g) of the Code with respect to such calendar year. If a Participant’s pre-tax and/or Roth contributions reach this maximum, the Participant’s payroll reduction contributions for the remainder of the calendar year shall cease.

4.5.	Employer Matching Contributions.

4.5.1.	Basic Matching Contribution Account.

The Employer will contribute to the Plan an amount equal to the applicable amount as specified on Schedule A, under the heading “Basic Matching Contribution.” Such contribution will be allocated to a Participant’s Basic Matching Contribution Account. Any such contributions shall be paid to the Trustee not later than the time prescribed by law for filing the Company’s federal income tax return for the taxable year with or within which the Plan Year ends, including any extensions thereof.

4.5.2.	Additional Matching Contribution Account.

In addition, the Employer will contribute an additional amount equal to the applicable amount as specified on Schedule A, under the heading “Additional Matching Contribution.” Such contribution will be allocated to the Additional Matching Contribution Account. Any such contributions shall be paid to the Trustee not later than the time prescribed by law for filing the Company’s federal income tax return for the taxable year with or within which the Plan Year ends, including any extensions thereof.

4.5.3.	True-Up of Matching Contributions.

If a Participant’s pre-tax contributions and/or Roth elective deferrals reach the maximum amount set forth in Section 4.3 during the Plan Year and, as a result, the Participant is no longer eligible to make pre-tax contributions and/or Roth elective deferrals to the Plan, the Participant will receive an additional “true-up” matching contribution for such Plan Year equal to the following:

(a) The maximum matching contribution permitted for the Participant under Sections 4.5.1 and 4.5.2 for the Plan Year, taking into account the amount of the Participant’s pre-tax contributions and Roth elective deferrals for the Plan Year (the “Full Match”); minus

(b) The aggregate amount of matching contributions and Additional Company Contributions actually made on behalf of the Participant for the Plan Year pursuant to Sections 4.5.1, 4.5.2 and 4.6 (the “Actual Match”).

Notwithstanding the foregoing, a Participant shall not be eligible to receive a “true-up” matching contribution if the Participant is not employed on the last day of the Plan Year to which the “true-up” matching contribution relates (other than a Participant impacted by the Dynegy Transaction pursuant to Section 4.6). In addition, no “true-up” matching contribution shall be made on behalf of a Participant to the extent that the difference between the Full Match and the Actual Match for the Plan Year is less than $5.00. “True-up” matching contributions shall be paid by the Employer as soon as administratively practicable following the Plan Year to which they relate, and will otherwise be subject to the same rules and restrictions that apply to Employer Matching Contributions.

4.6.	Additional Company Contribution.

This Section applies to Participants impacted by the sale of certain of the assets, liabilities and operations of Ameren Energy Resources Company, LLC by the Company to Illinois Power Holdings, LLC, a subsidiary of Dynegy Inc. (the “Dynegy Transaction”). The Company shall make a one-time “Additional Company Contribution” to the account of each Participant who either (a) accepts an offer from Dynegy Inc. or any of its subsidiaries or affiliates (“Dynegy”) and begins employment with Dynegy upon the closing date of the Dynegy Transaction or (b) transfers to employment with Dynegy as of the closing date of the Dynegy Transaction.

This Additional Company Contribution shall be equal to one-half of the matching contribution that a Participant received under Sections 4.5.1 and 4.5.2 for the payroll period beginning November 3, 2013 and ending November 16, 2013. Additional Company Contributions shall be paid by the Company as soon as administratively practicable following the closing date of the Dynegy Transaction, will be 100% vested and nonforfeitable at all times, and will otherwise be subject to the same distribution, loan and withdrawal restrictions as apply to Employer Matching Contributions.

4.7.	Elections.

Each election by a Participant under this Section shall be effective until suspended or amended. Each election shall be effective only when made in a manner prescribed by the Plan Administrator.

4.7.1.	Changes In Payroll Elections.

Each Participant’s payroll reduction percentage under Section 4.1 shall continue in effect until the Participant shall change such percentage. A Participant may at any time in his or her discretion change such percentage in accordance with rules prescribed by the Plan Administrator.

4.7.2.	Suspension Of Payroll Elections.

A Participant may at any time suspend his or her contributions in accordance with rules prescribed by the Plan Administrator.

4.8.	Tax Deductions.

All Employer contributions are made conditioned upon their deductibility for Federal income tax purposes under Section 404 of the Code. Amounts contributed by an Employer shall be returned to the Employer from the Plan by the Trustee under the following circumstances:

(a) If a contribution was made by an Employer by a mistake of fact, the excess of the amount of such contribution over the amount that would have been contributed had there been no mistake of fact shall be returned to the Employer within one year after the payment of the contribution; and

(b) If an Employer makes a contribution which is not deductible under Section 404 of the Code, such contribution (but only to the extent disallowed) shall be returned to the Employer within one year after the disallowance of the deduction.

Earnings attributable to the contribution shall not be returned to the Employer, but losses attributable to such excess contribution shall be deducted from the amount to be returned. In the event (a) or (b) above apply, the Employer will distribute any salary reduction amounts returned to the Employer (less any losses) to the Employees who elected to reduce their salary by such amounts.

4.9.	Rollover Contributions And Transfers.

The Plan Administrator may direct the Trustee to accept from or on behalf of an Employee any cash or other assets the receipt of which would constitute an eligible rollover distribution as defined in Section 402(c)(4) of the Code from any of the following types of plans:

(a) A qualified plan described in Code Section 401(a), excluding after-tax contributions;

(b) A qualified annuity plan described in Code Section 403(a), excluding after-tax contributions;

(c) An annuity plan described in Code Section 403(b), excluding after-tax contributions; and

(d) A plan maintained by a state or local government or instrumentality thereof as described in Code Section 457(b).

The Plan Administrator may direct the Trustee to accept from or on behalf of a Participant an eligible rollover distribution as defined in Section 402(c)(4) of the Code from the Ameren Retirement Plan; provided, however, such Participant must have, as of the date of the rollover, a balance in his or her Salary Reduction Account, Rollover Account, Basic Matching Contribution Account and/or Additional Matching Contribution Account. In addition, the Plan Administrator may direct the Trustee to accept from or on behalf of a Participant a rollover contribution of an amount paid or distributed out of an individual retirement account to which the only contributions have been one or more eligible rollover distributions as defined in Code Section 402(c)(4).

The Plan Administrator may also direct the Trustee to accept from the trustee of another Qualified Plan a direct transfer of cash or other assets which does not constitute an eligible rollover distribution. Notwithstanding the preceding sentence, the Trustee may not accept the direct transfer of any assets from any Qualified Plan which would cause the Plan to be subject to the requirements of Section 40l(a)(11) of the Code. Any contributions under this Section shall be segregated in a separate account and shall be fully vested at all times. The assets of such account will share in the allocation of earnings and losses under Section 6.4. Such amounts shall not be considered as a contribution by a Participant for purposes of Section 4 or Section 15.9.

Notwithstanding the above, the Plan will accept a rollover contribution to a Roth Account only if it is a direct rollover from another Roth elective deferral account under an applicable retirement plan described in Code Section 402A(e)(1) and only to the extent the rollover is permitted under the rules of Code Section 402(c).

4.10.	Contribution On Behalf Of Controlled Group Member.

If a member of the Controlled Group contributes to the Plan and the contribution is accepted by the Plan with the consent of the Employer, the Controlled Group member will be deemed to have adopted the Plan with the consent of the Employer with respect to the category of employees on behalf of whom the contribution was made.

SECTION 5

5.	Distributions Of Excess Amounts.

5.1.	Distribution Of Excess Elective Deferrals.

If a Participant’s elective deferrals for any calendar year exceed the amount described under Code Section 402(g) for such calendar year, then the Participant may notify the Employer by designating in writing the amount of such excess elective deferrals to be distributed from this Plan. Any such election form must be tiled with the Employer no later than the first March 1 following the close of such calendar year in order for the Employer to act on it. If such an election form is timely filed, the Trustee shall distribute to the Participant the amount of such excess elective deferrals (as adjusted in accordance with Code Section 402(g) and applicable Treasury Regulations to reflect income, gain or loss allocable to the excess elective deferrals) which the Participant has allocated to this Plan on or before the first April 15 following the close of such calendar year. In the case of a Highly Compensated Employee, any matching contributions which were contributed on account of the elective deferrals being distributed will be forfeited, even if such matching contributions are vested. For purposes of the preceding, the income or loss allocable to such excess amount will be determined under such reasonable method as the Plan Administrator shall establish, provided the method does not discriminate in favor of Highly Compensated Employees, is used consistently for all Participants and for all corrective distributions under the Plan for the Plan Year, and is used by the Plan for allocating income to Participants’ accounts.

5.2.	Limitations On Pre-Tax Contributions For Highly Compensated Employees.

The Plan Administrator is authorized to reduce to the extent necessary the maximum contributions under Section 4.1 for Highly Compensated Employees, prior to the close of the Plan Year, if the Plan Administrator reasonably believes that such reduction is necessary to prevent the Plan from failing both tests in Code Section 40l(k)(3). Such adjustments shall be made in accordance with rules prescribed by the Plan Administrator. The Plan Administrator may implement rules limiting contributions under Section 4.1 which may be made on behalf of some or all Highly Compensated Employees so that the limits of Section 40l(k)(3) or 40l(m)(2) of the Code are satisfied. If for any Plan Year the Plan satisfies neither of the tests set forth in Code Section 40l(k)(3), the Trustee shall be directed by the Plan Administrator to return to each Highly Compensated Employee his or her portion of the excess contributions (plus the income or less the loss allocable to such excess contributions, as determined in accordance with Code Section 401(k) and applicable Treasury Regulations) for such Plan Year within 12 months after the last day of such Plan Year. A Highly Compensated Employee shall forfeit any matching contributions which were contributed on account of any portion of the excess contributions even if such matching contributions are vested. Each Highly Compensated Employee’s portion of the excess contributions for a Plan Year shall be determined under a two-step process. First, the aggregate amount of excess contributions shall be calculated. This shall be done by reducing the actual deferral percentages of those Highly Compensated Employees with the highest actual deferral percentages to the extent necessary but not below the next highest level of actual deferral percentages. This process shall be repeated, to the extent necessary, until the actual deferral percentage for the group of Highly Compensated Employees satisfies one of the tests set forth in Code Section 401(k)(3). The aggregate amount of excess contributions shall be equal to the sum of all such reductions. Second, the aggregate amount of excess contributions to be returned shall be allocated by reducing the pre-tax contributions of those Highly Compensated Employees with the highest amount of pre-tax contributions to the extent necessary but not below the next highest amount of pre-tax contributions. This process shall be repeated, to the extent necessary, until all excess contributions to be returned shall be allocated among the Highly Compensated Employees. The income or loss allocable to a Highly Compensated Employee’s portion of the excess contribution will be determined under such reasonable method as the Plan Administrator shall establish, provided the method does not discriminate in favor of Highly Compensated Employees, is used consistently for all Participants and for all corrective distributions under the Plan for the Plan Year, and is used by the Plan for allocating income to Participants’ accounts.

The Plan and the Prior Plan shall be combined for purposes of performing the tests described in this Section 5.2. For Plan Years prior to January 1, 2006, the portion of the Plan consisting of contributions to the ESOP shall be tested separately under Sections 5.2 and 5.3 from the portion of the Plan consisting of contributions to the non-ESOP portion of the Plan to the extent required by Treasury Regulations. For Plan Years beginning on and after January 1, 2006, the portion of the Plan consisting of contributions to the ESOP shall be tested together with the portion of the Plan consisting of contributions to the non-ESOP portion of the Plan.

5.2.1.	Coordination With Distributions Of Elective Deferrals.

If the Plan is required to distribute both elective deferrals and excess contributions for a Plan Year, the Plan shall:

(a) calculate and distribute the elective deferrals before determining the excess contributions to be distributed to Highly Compensated Employees;

(b) calculate the actual deferral percentage including the amount of excess elective deferrals distributed pursuant to (a) above; and

(c) distribute excess contributions to Participants by reducing the excess contributions distributed to a Participant by the amount of excess elective deferrals distributed to such Participant.

5.2.2.	Election To Make Additional Contributions.

Notwithstanding the above, in accordance with Treasury Regulation Section 1.401(k)-2(a)(6), the Plan Administrator may elect, in lieu of all or a portion of the corrective distribution described above in this Section, to make additional qualified nonelective contributions or qualified matching contributions which are treated as elective deferrals under the Plan and that, in combination with the elective deferrals, satisfy the actual deferral percentage test. Any such additional qualified nonelective contributions will be credited to a Participant’s Salary Reduction Account and shall be allocated to each Participant who is not a Highly Compensated Employee in an amount as determined by the Plan Administrator and will be contributed as a percentage of such Participant’s Compensation for the Plan Year. Any such additional qualified matching contributions will be credited to a Participant’s Salary Reduction Account and shall be allocated to each Participant who is not a Highly Compensated Employee and will be contributed as a percentage of the amount contributed by such Participant under Section 4.1.

5.2.3.	Testing Year.

The actual deferral percentage of Non-Highly Compensated Employees shall be determined as of the Plan Year for which the Plan must satisfy one of the tests in Code Section 401(k)(3).

5.2.4.	Election With Respect to Roth Elective Deferrals.

In the case of a distribution of excess contributions, a Highly Compensated Employee may designate the extent to which the excess amount is composed of pre-tax elective deferrals and Roth elective deferrals but only to the extent such types of deferrals were made for the Plan Year. If the Highly Compensated Employee does not designate which type of elective deferrals are to be distributed, the Plan will distribute pre-tax elective deferrals first.

5.3.	Limitations On Matching and Employee Contributions For Highly Compensated Employees.

The Plan Administrator is authorized to reduce to the extent necessary the maximum amount of matching contributions under Section 4.5 and after-tax contributions contributed on behalf of any Highly Compensated Employee prior to the close of the Plan Year if the Plan Administrator reasonably believes that such adjustment is necessary to prevent the Plan from failing both tests in Code Section 401(m)(2). Such reduction shall be made in accordance with rules prescribed by the Plan Administrator. Notwithstanding anything herein to the contrary, the tests in Code Section 401(m)(2) shall be treated as satisfied with respect to such matching contributions and after-tax contributions to the Plan, or a portion of the Plan, if the Plan or such portion is a collectively bargained plan that automatically satisfies Code Section 410(b), in accordance with Treasury Regulation Sections 1.401(m)-1(b)(2) and 1.410(b)-2(b)(7). If for any Plan Year the Plan fails to satisfy either of the tests set forth in Code Section 401(m)(2), the Trustee shall be directed by the Plan Administrator to distribute to each Highly Compensated Employee his or her vested portion (and forfeit the nonvested portion) of the excess aggregate contributions (plus the income or less the losses allocable to such excess aggregate contributions, as determined in accordance with Code Section 401(m) and applicable Treasury Regulations) for such Plan Year, within 12 months after the last day of such Plan Year. Each Highly Compensated Employee’s portion of the excess aggregate contributions for a Plan Year shall be determined under a two-step process. First, the aggregate amount of excess aggregate contributions shall be calculated. This shall be done by reducing the actual contribution percentages of those Highly Compensated Employees with the highest actual contribution percentages to the extent necessary but not below the next highest level of actual contribution percentages. This process shall be repeated, to the extent necessary, until the actual contribution percentage for the group of Highly Compensated Employees satisfies one of the tests set forth in Code Section 401(m)(2). The aggregate amount of excess aggregate contributions shall be equal to the sum of all such reductions. Second, the aggregate amount of excess aggregate contributions to be distributed or forfeited shall be allocated by first reducing any after-tax contributions and then any matching contributions made by or on behalf of Highly Compensated Employees with the highest total amount of after-tax contributions and matching contributions to the extent necessary but not below the next highest total amount of after-tax contributions and matching contributions. This process shall be repeated, to the extent necessary, until all excess aggregate contributions to be distributed or forfeited shall be allocated among the Highly Compensated Employees. A Highly Compensated Employee whose after-tax contributions are determined to be excess aggregate contributions shall forfeit any matching contributions which were contributed on account of such after-tax contributions, even if such matching contributions are vested. The income or loss allocable to a Highly Compensated Employee’s portion of the excess aggregate contributions will be determined under such reasonable method as the Plan Administrator shall establish, provided the method does not discriminate in favor of Highly Compensated Employees, is used consistently for all Participants and for all corrective distributions under the Plan for the Plan Year, and is used by the Plan for allocating income to Participants’ accounts.

The Plan and the Prior Plan shall be combined for purposes of performing the tests described in this Section 5.3. For Plan Years prior to January 1, 2006, the portion of the Plan consisting of contributions to the ESOP shall be tested separately under Sections 5.2 and 5.3 from the portion of the Plan consisting of contributions to the non-ESOP portion of the Plan to the extent required by Treasury Regulations. For Plan Years beginning on and after January 1, 2006, the portion of the Plan consisting of contributions to the ESOP shall be tested together with the portion of the Plan consisting of contributions to the non-ESOP portion of the Plan.

5.3.1.	Election To Make Additional Contributions.

Notwithstanding the above, in accordance with Treasury Regulation Section 1.401(m)-2(a)(6), the Plan Administrator may elect, in lieu of all or a portion of the distribution described above, to either (i) make an additional qualified nonelective contribution that, in combination with matching contributions and after-tax contributions for the Plan Year, satisfies the actual contribution percentage test or (ii) recharacterize elective contributions as matching contributions. Any such additional qualified nonelective contributions will be credited to a Participant’s Salary Reduction Account and shall be allocated to each Participant who is not a Highly Compensated Employee in an amount as determined by the Plan Administrator and will be contributed as a percentage of such Participant’s Compensation for the Plan Year.

5.3.2.	Testing Year.

The actual contribution percentage of Non-Highly Compensated Employees shall be determined as of the Plan Year for which the Plan must satisfy one of the tests in Code Section 401(m)(2).

5.4.	Definitions and Special Rules.

5.4.1.	Definitions.

All terms used in this Section 5 shall have the meanings given such terms in Code Sections 401(k) and 401(m) and the regulations thereunder.

5.4.2.	Special Rule For Early Participation.

If the Plan Administrator applies Code Section 410(b)(4)(B) in determining whether the Plan satisfies Code Section 410(b) by excluding from consideration eligible Employees who have not met minimum age and service requirements, the Plan Administrator may exclude from consideration all Non-Highly Compensated Employees who have not met the minimum age and service requirements of Code Section 410(a)(l)(A) for purposes of satisfying the tests in Code Sections 401(k)(3) and 401(m)(2).

5.4.3.	Highly Compensated Employee In Two Or More Qualified Plans.

The actual contribution percentage and the actual deferral percentage of a Highly Compensated Employee who is eligible to participate in two or more Qualified Plans which have (1) cash or deferred arrangements or (2) matching contributions or after-tax contributions features maintained by the Company or a member of the Controlled Group, shall be calculated by treating all such cash or deferred arrangements in which the Highly Compensated Employee is eligible to participate as one cash or deferred arrangement for purposes of calculating the actual deferral percentage for such Highly Compensated Employee and all such features in which the Highly Compensated Employee is eligible to participate as one feature for purposes of calculating the actual contribution percentage for such Highly Compensated Employee. Such calculations shall be made by taking into account all contributions with respect to such Highly Compensated Employee under such cash or deferred arrangements or plans with such features (other than plans not permitted to be aggregated for this purpose as set forth in the Treasury Regulations) as if such arrangements or plans had the same Plan Year as the Plan.

5.4.4.	Plan Restructuring.

The Plan may be aggregated with another plan or other plans or disaggregated under Section 1.401(k)-1(b)(4) and Section 1.401(m)-1(b)(4) of the Treasury Regulations for any Plan Year in order to pass the actual contribution percentage and actual deferral percentage tests set forth in this Section.

In addition, this Plan benefits Employees who are included in a unit of Employees covered by a collective bargaining agreement and Employees who are not included in such a collective bargaining unit. Pursuant to Treas. Reg. § 1.410(b)-7(c), the Plan is treated for discrimination testing purposes as comprising two separate plans, one covering non-collectively bargained Employees and the other covering collectively bargained Employees. The portion of the Plan benefiting collectively bargained

Employees is exempt from the after-tax and matching contribution nondiscrimination test described in Section 5.3 by virtue of Treas. Reg. § 1.401(m)-1(b)(2), but is subject to the nondiscrimination test described in Section 5.2 applicable to before-tax contributions under Code Section 401(k).

SECTION 6

6.	Allocation and Investment of Accounts.

6.1.	Establishment Of Accounts.

The Plan Administrator shall establish and maintain for each Participant a Salary Reduction Account, a Basic Matching Contribution Account, an Additional Matching Contribution Account, a Rollover Account, an ESOP Account, a CIPS ESOP Account and a CILCO After-Tax Contribution Account, as applicable. All amounts previously deferred by an Employee under a Prior Plan and all pre-tax amounts by which an Employee elects to have his or her salary reduced under Section 4.1 and Section 4.3 shall be credited to his or her Salary Reduction Account, all company matching contributions credited to a Participant’s “401(k) Pre-Tax Plan – Company Contributions Account” under the Prior Plan known as the CILCO Savings Plan, all company matching contributions credited to a Participant under a Prior Plan, and all Employer contributions under Section 4.5.1 shall be credited to his or her Basic Matching Contribution Account, all Employer contributions under Section 4.5.2 shall be credited to his or her Additional Matching Contribution Account, all company contributions credited to a Participant’s “Original Plan- Company Contributions Account” under the Prior Plan known as the CILCO Savings Plan and all direct transfer and rollover amounts received on behalf of a Participant under a Prior Plan or under Section 4.9 of this Plan shall be credited to his or her Rollover Account, and any amounts under the Plan attributable to the Participant’s account under the ESOP, and attributable earnings, appreciation and/or losses, shall be credited to his or her ESOP Account. Amounts credited to the Salary Reduction Account which are eligible to be matched pursuant to Section 4.5 and any earnings or losses on such amounts will be credited to the Matched Salary Reduction Subaccount. All other amounts credited to the Salary Reduction Account will be credited to the Unmatched Salary Reduction Subaccount. Notwithstanding the preceding, all contributions credited to a Participant’s “Employer Basic Matching Contribution Account” under the Prior Plan known as the Ameren Corporation Employee Long-Term Savings Plan – IUOE No. 148 shall be credited to his or her Basic Matching Contribution Account and all contributions credited to a Participant’s “Employer Additional Matching Contribution Account” under such Prior Plan shall be credited to his or her Additional Matching Contribution Account.

Any amounts, including earnings, appreciation and/or losses, under the Plan attributable to a Participant’s account under the CIPS ESOP shall be credited to his or her CIPS ESOP Account.

All contributions credited to a Participant’s “Original Plan- Employee Contributions Account” and “After-Tax Voluntary – Employee Contributions Account” under the Prior Plan known as the CILCO Savings Plan shall be credited to his or her CILCO After-Tax Contribution Account. Amounts credited to the CILCO After-Tax Contribution Account which were contributed to the Prior Plan prior to January 1, 1987 and earnings or losses thereon will be credited to the “Pre-1987 Subaccount” and amounts credited to the CILCO After-Tax Contribution Account which were contributed to the Prior Plan after December 31, 1986 and earnings or losses thereon will be credited to the “Post-1986 Subaccount.” A Participant may withdraw, pursuant to Section 9.4, all or a portion of his or her Pre-1987 Subaccount without withdrawing any earnings thereon. However, a request to withdraw any amounts from his or her

Post-1986 Subaccount will require a withdrawal of a proportionate share of earnings thereon. All amounts by which a Participant employed by Ameren Illinois Company elects to have his or her salary reduced under Section 4.1 on an after-tax basis shall be credited to his or her After-Tax Contribution Account. A Participant may withdraw, pursuant to Section 9.4, all or a portion of his or her After-Tax Contribution Account in accordance with the rules and procedures established by the Plan Administrator.

Contributions under Section 4.1 and Section 4.3 of Roth elective deferrals will be credited to his or her Roth Account within a Participant’s Salary Reduction Account. The Plan will maintain a record of the amount of Roth elective deferrals in each Participant’s Roth Account. Gains, losses, and other credits or charges must be separately allocated on a reasonable and consistent basis to each Participant’s Roth Account and the Participant’s other accounts under the Plan. No contributions other than Roth elective deferrals and properly attributable earnings will be credited to each Participant’s Roth Account.

6.2.	Participant’s Selection Of lnvestment Fund.

Each Participant shall designate in 1% increments the percentages of contributions under Section 4 allocable to his or her accounts which are to be invested in such investment funds as are made available from time to time by the Plan Administrator. Such a designation shall be made by the Participant in accordance with procedures established by the Plan Administrator. One such investment fund shall be the Company Stock Fund which shall consist (except to the extent provided in this Section 6.2) of all amounts attributable to all Additional Matching Contributions, all ESOP Accounts, all CIPS ESOP Accounts, and the portion of all Salary Reduction Accounts, After-Tax Contribution Accounts, Basic Matching Contribution Accounts, Additional Matching Contribution Accounts and Rollover Accounts (and attributable earnings, appreciations and/or losses thereon) which Participants have directed shall be held in Company Stock; provided that a portion of amounts designated to be invested in Company Stock may be invested in cash for liquidity purposes. Any such designation shall continue in effect unless changed in the same manner by the Participant. The portion of the Plan consisting of the Company Stock Fund shall constitute an employee stock ownership plan within the meaning of Code Section 4975(e)(7).

In lieu of designating percentage allocations to be invested in the various funds, Participants designated as eligible by the Plan Administrator may elect an investment allocation in accordance with procedures established by the Plan Administrator under which his or her account balance shall be automatically rebalanced to retain the designated investment allocation. Such a designation shall be made by the Participant in the manner designated by the Plan Administrator. Any such designation shall continue in effect unless changed in the same manner by the Participant.

6.3.	Transfers Between Investment Funds.

As of any date, a Participant may elect, in accordance with the procedures established by the Plan Administrator, to transfer all or any portion of his or her accounts in the various Funds to any of the other such Funds. Such transfers shall be subject to such reasonable requirements as may be established by the Trustee or recordkeeper, in order to effect such transfer in an orderly manner and without adverse effect on the other Participants’ interests in the Funds. Any redemption fees or other terms of restriction imposed from time to time by any investment fund shall apply to or limit a Participant’s request to transfer amounts from one fund to one or more other funds. A Participant’s ability to diversify his or her Additional Matching Contribution Account shall be effective October 1, 2006. A Participant’s ability to diversify his or her ESOP Account or CIPS ESOP Account shall be effective January 1, 2007.

6.4.	Allocation Of Earnings Or Losses.

All appreciation or depreciation in the fair market value of each Investment Fund shall be allocated to accounts based on account balances on a daily basis in accordance with the rules and procedures established by the Employer.

With respect to dividends declared with respect to all Company Stock held in a Participant’s accounts in the Company Stock Fund, such Participant may elect whether the dividend shall be (a) paid to the Participant in cash or (b) automatically reinvested in Company Stock. Such an election shall be made by the Participant in the time and manner prescribed by the Plan Administrator. Any such election shall continue in effect unless changed in the same manner by the Participant. In the event a Participant fails to make such an election in the time and manner prescribed by the Plan Administrator, any such dividend declared with respect to Company Stock shall be paid or reinvested, as the case may be, in accordance with such election currently on record with regard to the ESOP or CIPS ESOP Account, or if no such account or election exists, then shall be reinvested in Company Stock. Any such payment in cash shall be made as soon as administratively practicable after a dividend on Company Stock is paid.

Unit accounting shall be applied in valuing all Participants’ interests in the Company Stock Fund.

6.5.	Voting Rights of Company Stock.

Full and fractional shares of Company Stock allocated to a Participant’s account shall be voted by the Trustee in accordance with and upon instructions of the Participant given on forms provided for that purpose. Management and others may solicit and exercise Participants’ voting rights under the same proxy rules applicable to all stockholders. The Trustee shall vote Company Stock in a Participant’s Account for which timely instructions are not received and Company Stock that has not been allocated to any Participant in accordance with instructions received from an independent fiduciary designated by Ameren Services Company. The Company shall ensure that such forms, together with all information distributed to stockholders regarding the exercise of such voting rights, are furnished to the Trustee and to Participants within a reasonable time before such voting rights are to be exercised.

The Trustee shall furnish to each Participant who has Company Stock allocated to his or her account, notice of any tender offer for, or a request or invitation for tenders of, Company Stock received by the Trustee. The Trustee shall tender Company Stock as to which it or its agent have received instructions to tender from Participants within the time specified by the Trustee or the Company, as applicable. Company Stock credited to the account of a Participant who has not submitted instructions in accordance with the procedures and time specified by the

Trustee or the Company, as applicable, shall not be tendered. The Trustee shall tender unallocated shares of Company Stock held by the Trustee in the same proportion as the Company Stock as to which the Trustee or its agent have received instructions from Participants to tender bears to all Company Stock allocated to Participant accounts.

SECTION 7

7.	Vesting.

(a) A Participant’s Salary Reduction Account, Roth Account, Rollover Account, ESOP Account, CIPS ESOP Account, CILCO After-Tax Contribution Account and After-Tax Contribution Account shall be 100% vested and nonforfeitable at all times. With respect to a Participant who is employed by the Employer on or after July 1, 1999, such Participant’s Basic Matching Contribution Account and Additional Matching Contribution Account shall be 100% vested and nonforfeitable at all times. Effective April 16, 2004, the Cilcorp Infraservices, Inc. 401(k) Plan was merged into the Plan and all accounts with respect to that merger are 100% vested.

(b) Notwithstanding any provision herein to the contrary, a Participant’s accounts shall be 100% vested and nonforfeitable upon such Participant’s attaining age 55.

SECTION 8

8.	Loans.

The Plan Administrator, as administrator of the loan program, shall make loans available to Participants who are employed with the Employer on the date the loan is made (and subject to the terms of this Section 8, to a party in interest as defined in Section 3(14) of the Employee Retirement Income Security Act of 1974, even if such party in interest is no longer an Employee) pursuant to a uniform and non-discriminatory policy. Notwithstanding the above, loans shall not be made available to Highly Compensated Employees in an amount greater than the amount made available to other employees. All loans shall comply with the following terms and conditions.

8.1.	Loan Requests.

A Participant must request a loan in accordance with the procedures established by the Plan Administrator. Each loan shall be evidenced by the Participant’s signature on the loan check for the proceeds of the loan which will create a security interest pursuant to Section 8.6.

8.2.	Criteria For Approval.

Except as otherwise provided in this Section 8, no loan shall be made to any Participant who has terminated employment with the Employer.

8.3.	Loan Limits.

The minimum amount of any loan shall be $1,000. No loan shall be made if immediately after the loan the unpaid balance of all loans by this Plan and all other plans maintained by the Controlled Group to the Participant would exceed the lesser of

(a)	$50,000, or

(b)	50% of the vested portion of the Participant’s accounts under this Plan.

Notwithstanding the foregoing, the $50,000 limitation in (a) above shall be reduced by the highest outstanding loan balance for the one year period ending on the day before a new loan is made minus the outstanding balance of existing loans to the Participant on the date of the new loan.

8.4.	Repayment Period.

A fixed period for repayment of the loan not less than 12 months and not in excess of 48 months shall be specified in the loan agreement; provided, that if the loan is used to acquire any dwelling unit which within a reasonable time is used as a principal residence of the Participant, the specified repayment period may be up to 120 months.

8.5.	Manner And Timing Of Repayments.

(a) In accordance with procedures established by the Plan Administrator, loans generally will be repaid (principal and interest) through substantially equal payroll deductions. A Participant may at any time prepay the entire amount due on the loan in one lump sum or may at any time prepay a portion of the principal due. Any partial prepayment of principal shall not reduce the required amount of any scheduled repayment amount due after the date of such partial prepayment. Upon a Participant’s termination of employment, the entire loan balance shall become due and payable immediately. Notwithstanding the preceding sentence, a Participant who terminates employment may submit a request to the Plan Administrator to continue repaying an outstanding loan after his or her termination. If the Plan Administrator approves such a request, the Participant will continue loan repayments to the Plan in accordance with procedures established by the Plan Administrator.

(b) Notwithstanding any other provisions of the Plan, effective as of the closing date of the Dynegy Transaction, the following subparagraphs apply to a Participant who either (a) accepts an offer from Dynegy and begins employment with Dynegy upon the closing date of the Dynegy Transaction or (b) transfers to employment with Dynegy as of the closing date of the Dynegy Transaction:

(i)

Other than as provided in subparagraph (ii) below, the Participant may continue to repay an outstanding Plan loan after his or her termination of employment with the Controlled Group if the Participant retains all or any portion of his or her account balance under the Plan and, while the Plan loan remains outstanding, does not elect to (a) receive a lump sum distribution of the entire balance of his or her accounts, as described in Section 10.2 (if otherwise permitted), or (b) have the entire balance of his or her accounts paid in an Eligible Rollover Distribution as described in Section 10.12 or in subparagraph (ii) (if otherwise permitted). Loan repayments to the Plan will continue through direct deposit or repayment coupons in accordance with procedures established by the Plan Administrator. Notwithstanding the foregoing, if a Participant terminates employment with the Company in connection with the Dynegy Transaction and elects to receive a full lump sum distribution of his or her accounts as described in Section 10.2, or have the balance of his or her accounts paid in an Eligible Rollover Distribution as described in Section 10.12, the entire outstanding loan balance under the Plan shall become immediately due and payable.

(ii)

The outstanding loan balance of a Participant shall be eligible for an in-kind transfer as part of an Eligible Rollover Distribution (as defined in Section 10.12.1) to a qualified plan sponsored by Illinois Power Holdings, LLC, or to a qualified plan sponsored by a member of the Illinois Power Holdings, LLC controlled group (as defined in Code Sections 414(b), (c) and (m)), provided that the Participant rolls over his or her entire account balance. An outstanding Participant loan that is the subject of a rollover distribution made pursuant to the preceding sentence shall not be considered in default solely as the result of such rollover distribution.

8.6.	Security.

Each loan shall be secured by assignment of the Participant’s accounts in the Plan and by the Participant’s collateral promissory note for the amount of the loan, including interest thereon, payable to the order of the Trustee. However, in no event shall more than 50% of a Participant’s vested interest in the Plan (determined immediately after origination of the loan) be used as security for the loan.

8.7.	Interest.

Each loan shall bear a reasonable rate of interest as determined under policies established for the Plan.

8.8.	Investment Of Account.

Any loan made to a Participant shall be treated as a segregated investment of his or her accounts. As such, all payments of principal and interest made by the Participant shall be credited only to the accounts of such Participant.

8.9.	Order Of lnvestment Liquidation.

The Plan Administrator shall establish rules and procedures for determining the portion of each Fund in which the Participant’s accounts are invested which shall be liquidated to provide the proceeds for any loan to the Participant. No loan shall be available from the ESOP Account or CIPS ESOP Account.

8.10.	Investment Of Loan Repayments.

Repayments of loan amounts shall be invested in accordance with the most recent investment election made by the Participant.

8.11.	Loans Outstanding.

A Participant may not have more than two loans outstanding at any given time; provided that, a Participant who is employed by Ameren Illinois Company and whose employment is governed by the terms of a collective bargaining agreement designated by the Employer in its payroll administration system as a former Illinois Power Company union group may not have more than three loans outstanding at any given time.

8.12.	Default.

Generally, a default shall occur upon the failure of a Participant to timely remit payments under the loan when due. In such event, the Trustee shall take such reasonable actions which a prudent fiduciary in like circumstances would take to protect and preserve Plan assets, including foreclosing on any collateral and commencing such other legal action for collection which the Trustee deems necessary and advisable. However, the Trustee shall not be required to commence such actions immediately upon a default. Instead, the Trustee may grant the Participant reasonable rights to cure any default, provided such actions would constitute a prudent and reasonable course of conduct for a professional lender in like circumstances. In addition, if no risk of loss of principal or income would result to the Plan, the Trustee may choose, in its discretion, to defer enforcement proceedings. If the qualified status of the Plan is not jeopardized, the Trustee and the Plan Administrator may treat a loan that has been defaulted upon and not cured within a reasonable period of time as a deemed distribution from the Plan.

SECTION 9

9.	In-Service Withdrawals.

9.1.	In General.

9.1.1.	Withdrawal Applications.

An application for a hardship withdrawal must be received by the Plan Administrator prior to the date as of which the withdrawal is to be made. Application for other withdrawals can be made in any manner acceptable to the Plan Administrator.

9.1.2.	Order Of Investment Liquidation.

The Plan Administrator shall establish rules and procedures for determining the portion of each Fund in which the Participant’s accounts are invested which shall be liquidated to provide the proceeds for any withdrawal to the Participant.

9.1.3.	Suspensions.

A Participant’s contributions to all Qualified Plans maintained by the Company shall be suspended for six (6) months following the Participant’s receipt of a withdrawal under Section 9.5.

9.1.4.	Withdrawal Sources.

Withdrawals shall be made from Participant’s accounts in accordance with rules and procedures established by the Plan Administrator.

9.2.	Hardship Withdrawals.

9.2.1.	Requirements.

A Participant in the employment of the Employer may withdraw as of any date all or any part of his or her Salary Reduction Account and Roth elective deferrals (but not the earnings attributable to such amounts under the Prior Plan or this Plan after the date as is set forth in Treasury Regulations under Section 401(k) of the Code and not any qualified nonelective contributions or qualified matching contributions allocated to such an account) if the Participant demonstrates a substantial hardship to the Plan Administrator. The Plan Administrator will grant a distribution on account of hardship only if the distribution is made on account of an immediate and heavy financial need of the Participant and is necessary to satisfy such financial need.

9.2.2.	Determination of Immediate and Heavy Financial Need.

A distribution will be deemed to be made on account of an immediate and heavy financial need of the Participant only if the distribution is on account of:

(a) expenses for (or necessary to obtain) medical care that would be deductible under Code Section 213(d) (determined without regard to whether the expenses exceed any applicable threshold amount of adjusted gross income);

(b) costs directly related to the purchase (excluding mortgage payments) of a principal residence of the Participant;

(c) the payment of tuition, related educational fees, and room and board expenses for up to the next 12 months of post secondary education for the Participant, the Participant’s spouse, or the Participant’s children or dependents (as defined in Section 152 of the Code, without regard to Code Sections 152(b)(1), (b)(2) and (d)(1)(B));

(d) payments necessary to prevent the eviction of the Participant from his or her principal residence or foreclosure on the mortgage of the Participant’s principal residence;

(e) payments for burial or funeral expenses for the Employee’s deceased parent, spouse, children or dependents (as defined in Code Section 152 without regard to Code Section 152(d)(1)(B));

(f) expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code Section 165 (determined without regard to whether the loss exceeds any applicable threshold amount of adjusted gross income); or

(g) such other expense for which a distribution is deemed to be made on account of immediate and heavy financial need as provided in final Treasury Regulations.

9.2.3.	Amount Necessary To Satisfy Financial Need.

A distribution will be deemed to be necessary to satisfy an immediate and heavy financial need of a Participant if the following requirements are satisfied:

(a) The distribution is not in excess of the amount of the immediate and heavy financial need of the Participant (which may include any amounts necessary to pay any federal, state or local income tax or penalties reasonably anticipated to result from the distribution);

(b) The Participant has obtained all distributions (including distribution of ESOP dividends under Code Section 404(k)), other than hardship distributions, and all nontaxable (at the time of the loan) loans currently available under all plans maintained by the Controlled Group;

(c) The Participant’s contributions are suspended as described in Section 9.1.3; and

(d) The Participant certifies to the reason for such withdrawal and represents that the Participant has exhausted all resources reasonably available to meet such need.

9.3.	Age 59 1⁄2 Withdrawals.

In accordance with rules and procedures established by the Plan Administrator, a Participant in the employment of the Employer may withdraw all or any part of his or her Salary Reduction Account and all or any part of the vested portion of his or her Basic Matching Contribution Account or Additional Matching Contribution Account if the Participant has attained age 59 1⁄2.

9.4.	Other In-Service Withdrawals.

A Participant in the employment of the Employer may withdraw all or any part of his or her CILCO After-Tax Contribution Account, After-Tax Contribution Account or Rollover Account in accordance with the rules and procedures established by the Plan Administrator.

9.5.	Disability Withdrawals.

A Participant who incurs a total and permanent disability will be permitted to withdraw amounts from his or her accounts. Disability occurs if he or she qualifies for permanent and total disability benefits under a long-term disability plan in which he or she is a participant which is maintained by the Employer. The Participant will continue to be totally and permanently disabled as long as he or she continues to receive benefits under such disability plan.

9.6.	84 Month ESOP Account and CIPS ESOP Account Withdrawal.

A Participant will be permitted to withdraw from his or her ESOP Account and CIPS ESOP Account contributions credited to such accounts for at least 84 months plus any amounts credited to such accounts as a dividend or other earning.

9.7.	Diversification Withdrawal.

A Participant shall be eligible to make ESOP diversification withdrawals from his ESOP Account in accordance with the following:

9.7.1.	Requirements.

“Qualified Participants” (as defined in subsection 9.7.3 below) shall be permitted to make a diversification election. Such an election must be made in writing during the 90-day period after the close of each Plan Year during the “Qualified Election Period” (as defined in subsection 9.7.3 below).

9.7.2.	Amount Subject to Election.

During his or her initial five election periods, a Qualified Participant may elect to diversify a portion of his or her ESOP Account equal to no more than the difference of (A) over (B) as follows:

(A) 25% of the sum of

(1) the number of Post-‘86 Shares in such Participant’s ESOP Account, determined as of the December 31 immediately preceding the election period, and

(2) the number of Post-‘86 Shares for which a diversification election has been previously made by the Participant under Section 9.7.1, less

(B) the number of shares for which a diversification election has been previously made by the Participant under Section 9.7.1

During his or her sixth (and final) period, a Qualified Participant may elect to make a diversification election equal to no more than the amount determined by the above formula, except that the term “50%” shall be substituted for the term “25%” in (A).

9.7.3.	Qualified Participants and Election Periods.

A Participant shall become a “Qualified Participant” during the Plan Year in which occurs the later of (i) his or her 55th birthday, or (ii) his or her completion often years of participation in the Plan.

“Qualified Election Period” shall mean the six-Plan Year period beginning with the Plan Year in which the Participant first becomes a Qualified Participant.

9.7.4.	Revocation of Elections.

A Qualified Participant who has made the election described in Section 9.7.1 above may revoke or modify such election, and may thereafter make a subsequent election, at any time during the Qualified Election Period.

9.7.5.	De Minimis Amounts.

Notwithstanding Section 9.7.1 above, the Plan Administrator need not offer a Qualified Participant a diversification election if the value of the Post-‘86 Shares in the Participant’s ESOP Account is $500 or less. This section shall not apply to a Qualified Participant whose Post-‘86 Shares in the ESOP Account at any time during the Qualified Election Period exceeds $500.

9.7.6.	Diversification Election.

If a Qualified Participant makes a diversification election pursuant to Section 9.7.1 above, then such election shall be effected through a lump sum share distribution to such Qualified Participant. A diversification distribution shall be made within 180 days after the first day of the Plan Year in which a diversification election under Section 9.7.1 is made.

9.7.7.	Post-’86 Shares.

For purposes of this Section 9.7, “Post-’86 Shares” mean shares of Company Stock acquired by the ESOP Account after 1986.

This Section 9.7 shall apply to a Participant’s CIPS ESOP Account in the same way that this Section 9.7 applies to a Participant’s ESOP Account.

9.8.	Distributions During Uniformed Services.

For Plan Years beginning on or after January 1, 2009, and solely for purposes of determining whether he or she is entitled to a distribution under this Section 9 with respect to the limitation on distributions prior to severance from employment under Code Section 401(k)(2)(B)(i)(I), a Participant will be treated as having incurred a termination of employment during any period the Participant is performing service for a period in excess of 30 days in the uniformed services (as described in Code Section 3401(h)(2)(A)). If a Participant elects to receive a distribution by reason of such termination of employment, the Participant may not make contributions under Sections 4.1 and Section 4.3 to the Plan during the 6-month period beginning on the date of such distribution.

SECTION 10

10.	Distributions.

10.1.	Valuation Date.

A distribution under this Section 10 shall be based on the value of the Participant’s accounts as of the Valuation Date as of which such distribution is being made.

10.2.	Distributions Upon Termination Of Employment.

A Participant whose employment with the Employer is terminated prior to the earliest of his death, disability under Section 9.5 or retirement under Section 10.3 shall receive the vested portion of his or her accounts in a lump sum in cash; provided that, a Participant may elect to have his or her accounts distributed in shares of stock to the extent such accounts are invested in the Company Stock Fund on the date of distribution. In addition, a Participant may elect Partial Distribution as described in Section 10.5, in accordance with the provisions of this Section 10.2. A Participant may elect to defer distribution of his or her accounts until his or her Required Beginning Date. In addition, a Participant may elect to receive his or her vested accounts in the form of distribution pursuant to Section 10.6, in accordance with the provisions of this Section 10.2.

10.2.1.	Distributions Of $1,000 Or Less.

Distribution to a Participant who has terminated employment prior to his or her death, disability under Section 9.5 or retirement under Section 10.3 and whose aggregate vested account balance is less than or equal to $1,000 (including rollover contributions and earnings thereon) shall be made in a lump sum within ninety days of his or her termination of employment, provided he or she is not an Employee on such date.

10.2.2.	Distributions In Excess Of $1,000.

In the event that the aggregate vested account balance of a Participant who has terminated employment prior to his or her death, disability under Section 9.5 or retirement under Section 10.3 exceeds $1,000 (including rollover contributions and earnings thereon), such Participant shall receive the notice described in Section 10.2.3 during the Distribution Notice Period coinciding with or next following the date he or she terminates employment. If the Participant consents to the distribution of his or her accounts in the manner required under Section 10.2.3 within 180 days after receiving notice, distribution of his or her accounts will be made in accordance with his or her election.

10.2.3.	Distribution Consent Notice.

In the event that the aggregate vested account balance of a Participant to be distributed pursuant to Section 10.2 exceeds $1,000 (including rollover contributions and earnings thereon), such Participant shall receive from the Plan Administrator, during a Distribution Notice Period, notice of:

(a) the material features and the relative values of his or her benefits under the optional forms of benefit available under the Plan; and

(b) his or her right to defer receipt of vested benefits.

The Participant’s consent to the distribution of the vested portion of his or her accounts must be:

(i) made after the Participant receives notice of the information described above; and

(ii) made within 180 days before the Valuation Date as of which distribution to the Participant is to be made.

10.2.4.	Failure To Consent To Distribution.

In the event that a Participant whose aggregate vested account balance exceeds $1,000 (including rollover contributions and earnings thereon) does not consent to the distribution of his or her accounts in accordance with subsection 10.2.2 above when first eligible to do so, his accounts shall be distributed to him or her on or before his or her Required Beginning Date. Notwithstanding the preceding, such Participant may notify the Employer at any time after his or her termination that he or she wants to elect to receive a distribution. If such Participant elects to receive a distribution of his or her accounts in accordance with the rules and procedures established by the Plan Administrator, distribution of his or her accounts will be made as soon as practicable in accordance with his or her election.

10.3.	Normal Retirement Distributions.

Upon a Participant’s Normal Retirement Date, the Participant’s accounts shall become fully vested (if not already fully vested) and shall be distributed to him or her in a lump sum in cash; provided that, a Participant may elect to have his or her ESOP Account, CIPS ESOP Account and/or Additional Matching Contribution Account distributed in Company Stock to the extent such accounts are invested in Company Stock on the date of distribution. A Participant may elect to defer distribution of his or her accounts until the December 31 of the calendar year in which the Participant attains age 70 1⁄2. In addition, a Participant may elect to receive his or her vested accounts in the form of distribution pursuant to Section 10.6.

10.3.1.	Substantially Equal Annual Payments.

In lieu of distribution of his or her accounts in a lump sum, a Participant who had an account balance in the Prior Plan known as the CIPS Savings Plan on October 31, 1998 or the Ameren Corporation Employee Long-Term Savings Plan – IUOE No. 148 on March 14, 2005, may elect on a form provided by the Plan Administrator to have his or her accounts distributed in substantially equal annual payments over a period of time not to exceed the life expectancy of the Participant. In the event that a Participant who elects this optional form of benefit dies before the entire amount in his or her accounts has been distributed, distribution will continue to be made to such Participant’s surviving spouse, if any, or designated beneficiary, if designated pursuant to Sections 10.4.2 and 10.4.3, unless such Participant’s surviving spouse or beneficiary elects to receive such remaining amounts in a lump sum. This option is only available if (1) termination was due to retirement on or after age 55, death or disability under Section 9.5, (2) the value of the Participant’s accounts is more than $1,000 and (3) distribution commences prior to the Participant’s Required Beginning Date. Effective February 1, 2008, this Section 10.3.1 shall apply to a Participant who had an account balance in the Prior Plan known as the Ameren Corporation Employee Long-Term Savings Plan – IBEW No. 702 on January 31, 2008.

10.4.	Distributions Upon Death.

Upon the death of the Participant while in the employment of the Employer, the Participant’s accounts shall become fully vested (if not already fully vested) and shall be distributed to his or her spouse or beneficiaries in accordance with this Section. Upon the death of a Participant after termination of employment with the Employer, the vested portion of the Participant’s remaining account balances shall be distributed to his or her spouse or beneficiaries in accordance with this Section.

Except as otherwise provided below, distribution shall be made to a spouse or beneficiary in a lump sum cash payment; provided that, a spouse or beneficiary may elect to receive the Participant’s accounts distributed in shares of stock to the extent such accounts are invested in the Company Stock Fund on the date of distribution.

10.4.1.	Distribution To Spouse.

Upon the death of a Participant, his or her accounts shall be distributed to the Participant’s surviving spouse, if any, unless the surviving spouse has consented in the manner required under Section 10.4.3 to a designated beneficiary. Any distribution to the surviving spouse shall be made pursuant to the required minimum distribution provisions under Section 10.9, unless the surviving spouse elects to receive payment earlier in a lump sum or pursuant to Section 10.5.

10.4.2.	Designation Of Beneficiary.

Each Participant shall have the right to name and change primary and contingent beneficiaries under the Plan in accordance with the rules and procedures established by the Plan Administrator. If upon the death of the Participant, the Participant has no surviving spouse or the Participant’s surviving spouse has consented to the designation of a beneficiary in the manner required under Section 10.4.3, the vested balance of his or her accounts shall be divided among the primary or contingent beneficiaries designated by such Participant who survive the Participant and shall be distributed no later than the December 31 of the calendar year which includes the date which is five (5) years from the date of the Participant’s death.

A Participant’s surviving spouse may designate a beneficiary to be paid upon his or her death. Therefore, if such surviving spouse dies, any amount payable to him or her will be paid to his or her designated beneficiary or, if none, to his or her estate. Notwithstanding anything in the Plan to the contrary, if a non-spouse beneficiary entitled to a payment dies, any amount payable to the beneficiary will be paid in a single lump sum as soon as possible to his or her estate. A non-spouse beneficiary may not designate a beneficiary to be paid upon his or her death.

A Participant’s designation of beneficiary in effect under the Prior Plan known as the CILCO Savings Plan as of December 31, 2003 shall remain in effect under this Plan unless the Participant files a designation of beneficiary with the Plan Administrator in accordance with the provisions of this Section 10.

10.4.3.	Spousal Consent to Designation of Beneficiary.

The spouse of a participant must waive the spouse’s right to the death benefit described in Section 10.4.1 and consent to the designation of an alternate beneficiary in accordance with this Section in order for such designation to be effective. The spousal consent must be in writing and:

(a) must designate a beneficiary which may not be changed without spousal consent,

(b) must be irrevocable and acknowledge the effect of such designation as being a waiver of the spouse’s right to the death benefit described in Section 10.4.1, and

(c) must be witnessed by a Plan representative or notary public.

Any such consent must be filed with the Plan Administrator in order to be effective. No consent need be obtained in the event the Participant has no spouse or the Participant’s spouse cannot be located. In this event, the Participant must certify on a form provided by the Plan Administrator for that purpose that he or she has no spouse or that his or her spouse cannot be located in order for his or her beneficiary designation of an alternate beneficiary to be effective.

10.4.4.	Beneficiary Not Designated.

In the event the Participant has no surviving spouse and has either failed to designate a beneficiary or has no designated beneficiary, the amounts otherwise payable to a beneficiary under the provisions of this Section shall be paid to the person or persons in the first of the following classes of successive preference:

(a)	The Participant’s surviving children, equally.

(b)	The Participant’s surviving parents, equally.

(c)	The Participant’s surviving brothers and sisters, equally.

(d)	The Participant’s executors or administrators.

10.4.5.	Death During Qualified Military Service.

Effective January 1, 2007, if a Participant dies while performing qualified military service (as defined in Code Section 414(u)), the Participant’s spouse or beneficiary is entitled to any benefits (other than benefit accruals relating to the period of qualified military service), and the rights and features accompanying those benefits, that would have been provided under the Plan had the Participant been reemployed by the Employer and separated from service on account of death.

10.5.	Partial Distributions.

In lieu of a distribution of his or her accounts or benefits in a lump sum, a Participant who has terminated employment or a spouse or beneficiary entitled to a benefit under Section 10.4 may elect to receive a portion of his or her accounts or benefits. If a portion of his or her accounts or benefits is distributed, the accounts or benefits will be distributed in accordance with the rules and procedures established by the Plan Administrator.

10.6.	Installments.

All or a portion of a terminated Participant’s accounts may be distributed in the form of installment payments. If a Participant elects the installment form of distribution, he or she must also choose in accordance with procedures established by the Plan Administrator an option with respect to each of the following:

(a) Monthly, quarterly, semi-annual or annual payments;

(b) Period over which payments will be made, from two (2) to ten (10) years; and

(c) Payments in a flat dollar amount or decrementing amounts. A minimum payment amount of $500 is required.

10.7.	Distributions To Minors.

In the event that any portion of the Plan becomes distributable to a minor or other person under legal disability (as determined by the laws of the jurisdiction in which he or she then resides), the Plan Administrator shall direct that such distribution be made to the legal representative of such minor or other person.

10.8.	Form of Payment for Required Minimum Distributions.

Effective January 1, 2009, if a Participant has not elected distribution of the balance of his or her vested accounts as of his or her Required Beginning Date, his or her vested accounts shall be distributed in the form of annual installments payable during his or her lifetime in accordance with the requirements described in Section 10.9.

10.9.	Required Minimum Distributions.

Notwithstanding anything to the contrary contained in the Plan, the entire interest of a Participant will be distributed in accordance with Code Section 401(a)(9) and the regulations thereunder beginning no later than the Participant’s Required Beginning Date as determined under Section 10.10 below. However, if distribution of a Participant’s accounts is required to be distributed as of an earlier date pursuant to a specific provision of the Plan, such other provision shall control. Notwithstanding the other provisions of this Section, distributions may be made under a designation made before January 1, 1984, in accordance with section 242(b)(2) of the Tax Equity and Fiscal Responsibility Act (TEFRA) and the provisions of the Plan that relate to section 242(b)(2) of TEFRA.

(a) If the Participant dies before distributions begin, the Participant’s entire interest will be distributed, or begin to be distributed, no later than as follows:

(1) If the Participant’s surviving spouse is the Participant’s sole designated beneficiary, then distributions to the surviving spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age 70 1⁄2, if later.

(2) If the Participant’s surviving spouse is not the Participant’s sole designated beneficiary, the Participant’s entire interest under the Plan will be distributed to the designated beneficiary by December 31 of the calendar year containing the fifth anniversary of the Participant’s death, unless installment distributions which comply with subsection (d) below to the designated beneficiary begin by December 31 of the calendar year immediately following the calendar year in which the Participant died.

(3) If there is no designated beneficiary as of September 30 of the year following the year of the Participant’s death, the Participant’s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(4) If the Participant’s surviving spouse is the Participant’s sole designated beneficiary and the surviving spouse dies after the Participant but before distributions to the surviving spouse begin, this subsection, other than subsection (a)(1), will apply as if the surviving spouse were the Participant; except that, the surviving spouse may not designate a beneficiary under the Plan, and distribution after the surviving spouse’s death shall be made to the surviving spouse’s estate.

For purposes of this subsection, unless subsection (a)(4) applies, distributions are considered to begin on the Participant’s Required Beginning Date. If Section 10.9(a)(4) applies, distributions are considered to begin on the date distributions are required to begin to the surviving spouse under Section 10.9(a)(1).

(b) Unless the Participant’s interest is distributed in a single sum on or before the Required Beginning Date, as of the first distribution calendar year distributions will be made in accordance with subsections (c) and (d).

(c) During the Participant’s lifetime, the minimum amount that will be distributed for each distribution calendar year is the lesser of:

(1) the quotient obtained by dividing the Participant’s account balance by the distribution period in the Uniform Lifetime Table set forth in section 1.401(a)(9)–9 of the Treasury regulations, using the Participant’s age as of the Participant’s birthday in the distribution calendar year; or

(2) if the Participant’s sole designated beneficiary for the distribution calendar year is the Participant’s spouse, the quotient obtained by dividing the Participant’s account balance by the number in the Joint and Last Survivor Table set forth in section 1.401(a)(9)–9 of the Treasury regulations, using the Participant’s and spouse’s attained ages as of the Participant’s and spouse’s birthdays in the distribution calendar year.

Required minimum distributions will be determined beginning with the first distribution calendar year and up to and including the distribution calendar year that includes the Participant’s date of death.

(d) If the Participant dies on or after the date distributions begin and there is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s account balance by the longer of the remaining life expectancy of the Participant or the remaining life expectancy of the Participant’s designated Beneficiary, determined as follows:

(1) The Participant’s remaining life expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(2) If the Participant’s surviving spouse is the Participant’s sole designated beneficiary, the remaining life expectancy of the surviving spouse is calculated for each distribution calendar year after the year of the Participant’s death using the surviving spouse’s age as of the spouse’s birthday in that year. For distribution calendar years after the year of the surviving spouse’s death, the remaining life expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse’s birthday in the calendar year of the spouse’s death, reduced by one for each subsequent calendar year. Notwithstanding the foregoing, the entire balance of any remaining distributions after the surviving spouse’s death shall be paid in a lump sum to the surviving spouse’s estate.

(3) If the Participant’s surviving spouse is not the Participant’s sole designated beneficiary, the designated beneficiary’s remaining life expectancy is calculated using the age of the beneficiary in the year following the year of the Participant’s death, reduced by one for each subsequent year.

If the Participant dies on or after the date distributions begin and there is no designated beneficiary as of September 30 of the year after the year of the Participant’s death, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s account balance by the Participant’s remaining life expectancy calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(e) If the Participant dies before the date distributions begin and there is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s account balance by the remaining life expectancy of the Participant’s designated beneficiary, determined as provided in subsection (d). If the Participant dies before the date distributions begin and there is no designated beneficiary as of September 30 of the year following the year of the Participant’s death, distribution of the Participant’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death. If the Participant dies before the date distributions begin, the Participant’s surviving spouse is the Participant’s sole designated beneficiary, and the surviving spouse dies before distributions are required to begin to the surviving spouse under subsection (a)(1), this Section will apply as if the surviving spouse were the Participant.

(f) The following definitions shall apply for purposes of this Section:

(1) Designated beneficiary shall mean the individual who is designated as the beneficiary under the terms of the Plan and is the designated beneficiary under Code Section 401(a)(9) and section 1.401(a)(9)-4 of the Treasury regulations.

(2) A distribution calendar year is a calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first distribution calendar year is the calendar year immediately preceding the calendar year which contains the Participant’s Required Beginning Date. For distributions beginning after the Participant’s death, the first distribution calendar year is the calendar year in which distributions are required to begin under subsection (a). The required minimum distribution for the Participant’s first distribution calendar year will be made on or before the Participant’s Required Beginning Date. The required minimum distribution for other distribution calendar years, including the required minimum distribution for the distribution calendar year in which the Participant’s Required Beginning Date occurs, will be made on or before December 31 of that distribution calendar year.

(3) Life expectancy means an individual’s life expectancy as computed by use of the Single Life Table in section 1.401(1)(9)-9 of the Treasury regulations.

(4) The Participant’s account balance is the account balance as of the last valuation date in the calendar year immediately preceding the distribution calendar year (valuation calendar year) increased by the amount of any contributions made and allocated or forfeitures allocated to the account balance as of dates in the valuation calendar year after the valuation date and decreased by distributions made in the valuation calendar year after the valuation date. The account balance for the valuation calendar year includes any amounts rolled over or transferred to the Plan either in the valuation calendar year or in the distribution calendar year if distributed or transferred in the valuation calendar year.

(g) Notwithstanding anything to the contrary in Section 10.4.1 or this Section 10.9, a Participant, a Participant’s surviving spouse or a Participant’s sole designated beneficiary who would have been required to receive required minimum distributions under this Section 10.9 for 2009 but for the enactment of Code Section 401(a)(9)(H) (“2009 RMDs”), and who would have satisfied that requirement by receiving distributions that are (1) equal to the 2009 RMDs or (2) one or more payments in a series of substantially equal distributions (that include the 2009 RMDs) made at least annually and expected to last for the life (or life expectancy) of the Participant, the joint lives (or joint life expectancy) of the Participant and the Participant’s designated beneficiary, or for a period of at least 10 years, will not receive those distributions for 2009 unless the Participant or the Participant’s designated beneficiary chooses to receive such distributions. Participants and designated beneficiaries described in the preceding sentence will be given the opportunity to elect to receive the distributions described in the preceding sentence. In addition, notwithstanding Section 10.12, and solely for purposes of applying the direct rollover provisions of the Plan, 2009 RMDs will be treated as eligible rollover distributions.

10.10. Required Beginning Date.

The Required Beginning Date of a Participant shall be:

(a) in the case of a Participant who is not a Five Percent Owner with respect to the Plan Year ending in the calendar year in which the Participant attains age 70 1⁄2, the April 1 following the calendar year in which occurs the later of the date such Participant attains age 70 1⁄2 and the date on which the Participant terminates employment; or

(b) in the case of a Participant who is a Five Percent Owner with respect to the Plan Year ending in the calendar year in which the Participant attains age 70 1⁄2, the April 1 following the calendar year in which the Participant attains age 70 1⁄2.

Each Participant shall have the right to withdraw all or any portion of his or her accounts beginning on the April 1 following the calendar year in which he or she attains age 70 1⁄2.

10.11. Commencement Of Benefits.

(a) If the amount of payment cannot be ascertained, or if it is not possible to make payment because the Plan Administrator cannot locate the Participant after making reasonable efforts to do so, a retroactive payment may be made no later than 60 days after the earliest date on which the amount of such payment can be ascertained or the date on which the Participant is located, whichever is applicable.

(b) If the Plan Administrator is unable to locate any person entitled to receive distribution from an account hereunder, such account shall be forfeited and used to reduce Employer contributions on the date two years after

(1) the date the Plan Administrator sends by certified mail a notice concerning the benefits to such person at his or her last known address, or

(2) the Plan Administrator determines that there is no last known address.

If an account is forfeited under this Section and a person otherwise entitled to the account subsequently files a claim with the Plan Administrator during any Plan Year, before any allocations for such Plan Year are made the account will be restored to the amount which was forfeited without regard to any earnings or losses that would have been allocated. Such restoration shall first be taken out of forfeitures which have not been allocated and if such forfeitures are insufficient to restore such person’s account balance, restoration shall be made by an Employer contribution to the Plan.

10.12. Written Explanation Of Rollover Treatment.

The Employer shall, when making an eligible rollover distribution, provide a written explanation to the recipient of such distribution of his or her right to roll over such distribution to an eligible retirement plan and, if applicable, his or her right to the special ten year averaging and capital gains tax treatment in the Code. Such written explanation will be provided to the recipient in accordance with rules prescribed by the Internal Revenue Service.

10.12.1. Special Distribution Option.

Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Distributee’s (as hereinafter defined) election under this Section, a Distributee may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an Eligible Rollover Distribution (as hereinafter defined) paid directly to an Eligible Retirement Plan (as hereinafter defined) specified by the Distributee in a Direct Rollover.

(a) An Eligible Rollover Distribution is any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include:

(1) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee’s designated beneficiary, or for a specified period of ten years or more;

(2) any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; and

(3) any hardship distribution.

A portion of a distribution shall not fail to be an Eligible Rollover Distribution merely because the portion consists of after-tax employee contributions which are not includible in gross income. However, such portion may be transferred only to (1) an individual retirement account or annuity described in Sections 408(a) or (b) of the Code; or (2) a qualified trust or an annuity contract described in Code Section 403(b), if such trust or contract provides for separate accounting for amounts so transferred (including interest thereon), including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.

(b) An Eligible Retirement Plan is

(1) an individual retirement account described in Section 408(a) of the Code,

(2) an individual retirement annuity described in Section 408(b) of the Code,

(3) an annuity plan described in Section 403(a) of the Code,

(4) an eligible deferred compensation plan described in Section 457(b) of the Code which is maintained by an eligible employer described in Section 457(e)(1)(A) of the Code,

(5) an annuity contract described in Section 403(b) of the Code,

(6) a qualified trust described in Section 401(a) of the Code that accepts the Distributee’s Eligible Rollover Distribution, or

(7) to the extent permitted by Section 408A of the Code, a Roth IRA described in such Section.

(c) A Distributee includes an Employee or former Employee. In addition, the Employee’s or former Employee’s surviving spouse and the Employee’s or former Employee’s spouse or former spouse who is the Alternate Payee under a Qualified Domestic Relations Order, as defined in Section 414(p)

of the Code, are Distributees with regard to the interest of the spouse or former spouse. Moreover, a designated non-spouse beneficiary may be a Distributee, but only with respect to an Eligible Retirement Plan described in Section 10.12.1(b)(1), (2) or (7).

(d) A Direct Rollover payment is a payment by the Plan to the Eligible Retirement Plan specified by the Distributee.

10.12.2. Limitations On Special Distribution Option.

(a) Notwithstanding the provisions of the immediately preceding Section entitled Special Distribution Option, the amount which may be paid directly to the trustee of another eligible retirement plan under such Section shall be no less than $500; and no amount shall be so paid unless the amount of such distributions in any calendar year which are otherwise eligible for such payment are reasonably expected to total $200 or more.

(b) The Employer shall provide notice of the special distribution option described in the preceding Section to the Participant in accordance with rules prescribed by the Internal Revenue Service.

(c) Notwithstanding the provisions of the immediately preceding section entitled Special Distribution Option, a direct rollover of a distribution from a Roth elective deferral account under the Plan will only be made to another Roth elective deferral account under an applicable retirement plan described in Code Section 402A(e)(1) or to a Roth IRA described in Code Section 408A, and only to the extent the rollover is permitted under the rules of Code Section 402(c). Also, the Plan will not provide for a direct rollover (including an automatic rollover) for distributions from a Participant’s Roth Account if the amount of the distributions that are eligible rollover distributions are reasonably expected to total less than $200 during a year. In addition, any distribution from a Participant’s Roth Account is not taken into account in determining whether distributions from a Participant’s other accounts are reasonably expected to total less than $200 during a year.

10.12.3. Waiver Of 30-Day Period.

A Participant who receives the notice described in Section 10.2.3 will simultaneously receive the notice described in Section 10.12 and will be given the opportunity to consider for at least 30 days after such notices are provided the decision of whether or not to elect a Direct Rollover (as described in Section 10.12.1) and whether or not to elect to defer receipt of his or her vested benefit. A Participant may waive such opportunity to consider such elections for at least 30 days by submitting completed distribution election forms to the Employer before the 30 day time period has elapsed. Notwithstanding any provision herein to the contrary, the Employer may distribute a Participant’s vested benefit pursuant to his or her distribution election forms at any time following such Participant’s waiver of the opportunity to consider such elections for at least 30 days.

SECTION 11

11.	Leaves of Absence and Transfers.

11.1.	Military Leave Of Absence.

So long as The Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”) or any similar law shall remain in force, providing for reemployment rights for all persons in military service, as therein defined, an Employee who leaves the employment of the Employer for military service in the Armed Forces of the United States, as defined in such Act from time to time in force, shall, for all purposes of this Plan, be considered as having been in the employment of the Employer, with the time of his or her service in the military credited to his or her Service; provided that upon such Employee being discharged from the military service of the United States he or she applies for re-employment with the Employer and takes all other necessary action to be entitled to, and to be otherwise eligible for, reemployment rights, as provided by USERRA, or any similar law from time to time in force.

11.1.1.	Payroll Reduction Contributions.

Any Employee who is reemployed while entitled to veterans’ reemployment rights under USERRA and who has either (i) suspended his or her contributions during military service, or (ii) made less than the maximum amount of contributions permitted by this Section during his or her period of military service, shall be permitted to make the contributions described in Section 4 to the Plan with respect to the period of his or her military service during the period which begins on the Employee’s date of reemployment with the Employer and ends upon the earlier of:

(a) the period equal to three times the Employee’s period of military service; and

(b) five years.

The maximum amount of contributions which the Employee can make during this period shall be the maximum amount of contributions that he or she would have been permitted to make to the Plan during the period of military service if the individual had continued to be employed by the Employer during such period and received Compensation during such period equal to the Compensation the Employee would have received during the period of military service had the Employee worked for the Employer during such period. If the Compensation the Employee would have received during the period was not reasonably certain, the Employee’s average Compensation from the Employer during the 12-month period immediately preceding the period of military service shall be deemed to be such Compensation.

11.1.2.	Matching Contributions.

If the Employer makes a contribution under Section 4.5 during a period when an Employee was on military leave of absence and if the Employee later returns to employment and makes the contributions described in Section 4 for this period, the

Employer shall make such matching contributions on behalf of the Employee as would have been made had the Employee’s contributions actually been made during the period of his or her military service.

11.1.3. Treatment Of Contributions.

Contributions under this Section will be taken into account for purposes of the limitations of Sections 402(g) or 415 in the year to which the contributions relate, not the year in which the contributions are made. In addition, such contributions will not cause the Plan to be treated as failing to meet the requirements of Code Sections 401(a)(4), 401(a)(26), 401(k)(3), 401(m), 410(b) or 416.

Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Code Section 414(u). Loan repayments will be suspended under this Plan during a period of qualified military service as permitted under Code Section 414(u)(4).

11.2.	Maternity Or Paternity Absence.

In the case of any Employee who is absent from work

(a) by reason of the pregnancy of the individual,

(b) by reason of the birth of a child of the individual,

(c) by reason of the placement of a child with the individual in connection with the adoption of such child by such individual, or

(d) for purposes of caring for such child for a period beginning immediately following such birth or placement,

the Employee shall be credited with the number of Hours of Employment described in Section 11.2.1.2 solely for purposes of determining whether a Break in Service has occurred. In order to receive credit under this Section, an Employee must furnish to the Employer information establishing (i) that the absence from work is for one of the reasons described in this Section and (ii) the number of days for which the Employee was absent.

11.2.2. Service During Maternity Or Paternity Absence.

11.2.1.2. Number Of Hours Credited.

The Hours of Employment for which an Employee will receive credit for purposes of determining whether a Break in Service has occurred under Section 2.4 are as follows:

(a) the Hours of Employment which otherwise would normally have been credited to such Employee but for such absence, or

(b) in any case in which the Plan is unable to determine the Hours of Employment described in paragraph (a), eight Hours of Employment per day of such absence,

provided that the total number of Hours of Employment credited under this Section shall not exceed 501 Hours of Employment.

11.2.2.2. Employment Year To Which Hours Are Credited.

The Hours of Employment described in this Section shall be treated as Hours of Employment

(a) only in the Employment Year in which the absence from work begins if the Employee would be prevented from incurring a Break in Service in such year solely because the period of absence is treated as Hours of Employment as provided in this Section, or

(b) in any other case, in the immediately following Employment Year.

11.3.	Other Leaves Of Absence.

An Employee on an Employer approved leave of absence not described in Section 11.1 above shall for all purposes of this Plan be considered as having continued in the employment of the Employer for the period of such leave, provided that the Employee returns to the active employment of the Employer before or at the expiration of such leave. Such approved leaves of absence shall be given on a uniform, non-discriminatory basis in similar fact situations.

Notwithstanding any other provision of the Plan, a Participant who is on an Employer approved leave of absence will share in the allocations of Employer contributions under Section 4.5 for the Plan Year in which such leave of absence begins but will not share in such allocations for any subsequent Plan Year ending before the Participant’s return from such leave of absence.

11.4.	Transfers.

In the event that:

(a) a Participant is transferred to employment with a member of the Controlled Group in a status as a non-Employee; or

(b) a person is transferred from employment with a member of the Controlled Group in a status as a non-Employee to employment with the Employer under circumstances making such person an Employee; or

(c) a person was employed by a member of the Controlled Group in a status as a non-Employee, terminated his or her employment and was subsequently employed by the Employer as an Employee; or

(d) a Participant was employed by the Employer as an Employee, terminated his or her employment and was subsequently employed by a member of the Controlled Group in a status as a non-Employee;

then the following provisions of this Subsection shall apply:

(a) transfer to employment with a member of the Controlled Group as a non-Employee shall not be considered termination of employment with the Employer, and such transferred person shall continue to be entitled to the benefits provided in the Plan, as modified by this Section;

(b) employment with a member of the Controlled Group by a non-Employee will be deemed to be employment by the Employer, but only with respect to employment during any period that such member of the Controlled Group is required to be aggregated with the Company pursuant to Code Sections 414(b), (c) or (m);

(c) amounts earned from a member of the Controlled Group by a non-Employee shall not constitute Compensation hereunder;

(d) termination of employment with a member of the Controlled Group which has not adopted the Plan by a person entitled to benefits under this Plan (other than to transfer to employment with another member of the Controlled Group) shall be considered as termination of employment with the Employer;

(e) all other terms and provisions of this Plan shall fully apply to such person and to any benefits to which he may be entitled hereunder.

Notwithstanding anything in this Plan to the contrary, except as provided below, a Participant who is no longer employed by a member of the Controlled Group which includes the Company as a member shall be considered a terminated Employee.

Any person who is a Leased Employee of any member of the Controlled Group shall be treated for all purposes of the Plan as if he or she were employed by a member of the Controlled Group which has not adopted the Plan. In the case of a Leased Employee or an Employee, Years of Service shall be determined by taking into account any period for which the individual would have been a Leased Employee but for the fact that he or she had not performed services for a member of the Controlled Group on a substantially full-time basis for a period of at least one year. A transfer from the status of an employee of the Company to that of a Leased Employee shall not be considered a termination of employment under the Plan. An individual who has such a transfer shall not have a termination of employment until he or she ceases to be an employee of the Company and all members of its Controlled Group and is no longer a Leased Employee.

SECTION 12

12.	Trustee.

The Investment Committee shall select a Trustee to hold and administer the assets of the Plan and shall enter into a trust agreement with such Trustee. The Investment Committee may change the Trustee from time to time subject to the terms of the trust agreement.

SECTION 13

13.	Amendment, Merger And Termination.

13.1.	Authority to Amend.

(a) In General. The Company shall have the right, by a resolution adopted by action of the Board or anyone to whom corporate authority to amend the Plan has been delegated by the Board, at any time and from time to time to amend, in whole or in part, any or all of the provisions of the Plan. No such amendment, however, shall authorize or permit any part of the assets of the Plan (other than such part as is required to pay taxes and administration expenses of the Plan) to be used for or diverted to purposes other than for the exclusive benefit of the Participants or their beneficiaries; no such amendment shall cause any reduction in the amount credited to any Participant’s account or cause or permit any portion of the assets of the Plan to revert to or become the property of the Employer.

(b) Delegation of Amendment Authority to the Administrative Committee. Notwithstanding Section 13.l(a), the Administrative Committee may amend the Plan through a written resolution or other written instrument, without obtaining the approval of the Board,

(1) In any respect that does not materially increase the cost of the Plan;

(2) To the extent necessary, proper or desirable to maintain the Plan’s tax qualification under the Code or to comply with ERISA, including to conform the Plan with legislation, government regulations, rules or interpretive bulletins with which the Plan must comply;

(3) To comply with a collective bargaining agreement between an Employer and a union that participates in the Plan;

(4) To the extent such power has specifically been delegated by resolution to the Administrative Committee by the Board or the appropriate committee of the Board; or

(5) To implement changes required as a result of collective bargaining between the Company (or one of its affiliates, the employees of which are eligible to participate in the Plan) and a union, to the extent the cost of such change does not exceed 2% of the annual employer contribution expense for the Plan related to such union employees, or collectively, 2% of the total of all union’s annual employer contribution expense for the Plan within a 12 month period; or

(6) To implement changes for non-union employees, provided to the extent the cost of such change does not exceed 2% of the annual employer contribution expense for the Plan for non-union employees or collectively, 2% of the total of all non-union’s annual employer contribution expense for the Plan within a 12 month period or the benefits or features are generally available to all non-union participants in the Plan who are not officers of the Company or an affiliate of the Company on the same basis that such benefits or features are available to participants in the Plan who are officers of the Company or an affiliate of the Company.

In no event may the Administrative Committee amend the Plan to increase the Administrative Committee’s authority to amend the Plan or derogate from the authority of the Board, confer any special advantage, whether economic or otherwise, on the Administrative Committee or its members.

13.2.	Merger.

In the event of any merger or consolidation with, or transfer of assets or liabilities to, any other plan, each Participant shall (as if the Plan had then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he or she would have been entitled to receive immediately before the merger, consolidation or transfer (if the Plan had then terminated).

13.3.	Termination.

The Company shall have the right at any time to terminate this Plan. Upon termination, partial termination, or complete discontinuance of contributions, all Participants’ accounts (or, in the case of a partial termination, the accounts of all affected Participants) shall become fully vested, and shall not thereafter be subject to forfeiture.

SECTION 14

14.	Administration of the Plan and Fiduciary Provisions.

14.1.	General Allocation of Fiduciary Duties.

The Administrative Committee, Investment Committee and each other fiduciary with respect to the Plan shall have only those powers, duties, responsibilities and obligations as are specifically given it or him under the Plan. Except as otherwise specifically provided in this Section or elsewhere in the Plan, the Administrative Committee and the Investment Committee shall have the responsibilities specifically described in this Section. It is intended under the Plan that each fiduciary shall be responsible for the proper exercise of its or his own powers, duties, responsibilities and obligations hereunder and shall not be responsible for any act or failure to act of another fiduciary except to the extent provided by law or as specifically provided herein.

14.2.	Plan Committees.

The Company hereby appoints two committees to oversee the administration of the Plan, an Administrative Committee and an Investment Committee. Each Committee member may serve in more than one fiduciary capacity with respect to the Plan. The Administrative Committee and the Investment Committee shall hold meetings from time to time, as needed, but not less than once per year.

(a) Administrative Committee. The Administrative Committee has the full power, authority and responsibility as “plan administrator” and “named fiduciary” under ERISA with respect to the general administration of the Plan, excluding the power, authority or responsibility assigned to the Investment Committee.

(b) Investment Committee. The Investment Committee has the full power, authority and responsibility as a “plan administrator” with respect to the management and investment of Plan assets.

14.3.	Committee Membership.

(a) Chairperson. The Administrative Committee and the Investment Committee shall be led by a Chairperson. The Chairperson of the Administrative Committee shall be the Chief Human Resources Officer, or if no such position exists, the Assistant Vice President - Corporate Human Resources. The Chairperson of the Investment Committee shall be the Senior Vice President of Finance, or if no such positions exists, the Vice President and Treasurer. In the event of changes in titles, the foregoing shall be applied such that the Chairperson shall be the individual with the responsibility and duties of these respective positions, as the case may be. The Chairperson of each Committee shall be responsible for leadership of the respective Committee, and shall have the powers and duties incident to that position, including but not limited to setting agendas for meetings, presiding at such meetings, delegating authority to other members to lead meetings and appointing members to the Committee.

(b) Administrative Committee. The Chairperson of the Administrative Committee shall appoint at least four, but no more than eight persons to serve as members of the Administrative Committee. The Chairperson shall also appoint a secretary who need not be a member of the Committee to prepare and maintain minutes of meetings and other records of the Committee.

(c) Investment Committee. The Chairperson of the Investment Committee shall appoint at least four, but no more than eight persons to serve as members of the Investment Committee. The Chairperson shall also appoint a secretary who need not be a member of the Committee to prepare and maintain minutes of meetings and other records of the Committee.

14.4.	Administrative Committee Powers and Duties.

The Administrative Committee shall be responsible for overseeing the administration of the Plan, and will have such powers and duties necessary to discharge its duties hereunder, including, but not limited to, the following:

(a) Establish and enforce such rules, regulations and procedures as the Administrative Committee shall deem necessary or proper for the efficient administration of the Plan and for the determination of benefit claims and appeals under, and in accordance with, the Plan;

(b) Construe and interpret the Plan in its sole discretion; the Administrative Committee’s interpretation thereof in good faith to be final and conclusive upon all Participants, spouses, beneficiaries, and all other interested persons;

(c) Decide all questions of fact concerning the Plan and the eligibility of any Employee to participate in the Plan, and to require any person to furnish any information as it may request to properly administer the Plan as a condition to that person receiving a benefit under the Plan;

(d) Compute the amount of benefits payable to any Participant, beneficiary or other person under the Plan and to determine the person or persons to whom such benefits shall be paid, and to correct any error and remedy any defect related to a payment of benefits;

(e) Grant or deny benefits under the Plan. Benefits under the Plan will be paid only if the Administrative Committee decides in its discretion that the eligible Employee, Participant, spouse, or beneficiary is entitled to them under the Plan;

(f) Maintain records for each Participant as to benefits, options, beneficiaries and other pertinent information;

(g) Receive from Employers, Participants and other persons such information as shall be necessary for the proper administration of the Plan;

(h) Maintain all such books of account, records and other data as shall be necessary for proper administration of and necessary valuations for the Plan and to meet the reporting and disclosure requirements of ERISA and the Code;

(i) Advise the Trustee with respect to all benefits payable under the Plan and to direct the Trustee to pay such benefits from the Trust;

(j) Appoint any accountant, attorney, consultant or other professional (who may also be advisor for the Company) to assist the Administrative Committee in the administration and operation of the Plan;

(k) Appoint, monitor and review, or remove a service provider or service providers related to the administration of the Plan;

(1) Ensure that fees paid to any professional or other service provider engaged by the Administrative Committee and other related expenses of the Plan are reasonable, and where permitted by the Plan and appropriate, direct that such fees be paid out of Plan assets;

(m) Provide all participants and beneficiaries with any and all reports, notifications, summary plan descriptions, summaries of material modifications and summary annual reports to the extent required by law; and

(n) Discharge all other duties set forth in the Plan that do not relate to the investment or management of Plan assets.

The Administrative Committee shall have no power to add to, subtract from, or modify any of the terms of the Plan, or to change or add to any benefits provided by the Plan, or to waive or fail to apply any requirements of eligibility for a benefit under the Plan, except as otherwise provided in Section 13.1.

14.5.	Investment Committee Powers and Duties.

The Investment Committee shall be responsible for the investment of the Plan assets, and will have such powers and duties necessary to discharge its duties hereunder, including, but not limited to, the following:

(a) Establish, maintain, review and, if necessary, amend any investment policies for the Plan, which shall include investment objectives and guidelines;

(b) Communicate investment objectives and guidelines to the Trustee, investment managers and other persons responsible for the investment of Plan assets, as applicable;

(c) Select, monitor and review the cost effectiveness, performance and risk characteristics of investment options on a periodic basis, but no less than annually, in accordance with Code Section 404(c);

(d) Take appropriate action if investment objectives are not being met;

(e) Prepare regular reports for the Finance Committee of the Board of Directors regarding the investment fund menu and performance of investment options (other than for the Company Stock Fund) and fees for the Plan;

(f) Assure compliance with the applicable fiduciary responsibility provisions of ERISA and any other applicable laws and regulations that impact the investment of any Plan assets;

(g) Establish, amend or modify any custodial or trust agreements related to the Plan;

(h) When appropriate, engage an investment consultant for advice on the investment options available under the Plan;

(i) When appropriate, select investment managers to guide the investments of the funds related to the Plan; each investment manager will be deemed to have primary fiduciary responsibility with respect to the investment of the funds put in its care for this purpose;

(j) When appropriate, remove investment managers when, in the Investment Committee’s discretion, such managers are not performing according to the standards under ERISA or other applicable law and any additional standards developed by the Committee;

(k) Appoint or remove the Trustee or custodian with respect to the Plan;

(l) Appoint, monitor and review, or remove a service provider or service providers related to the investment of Plan assets;

(m) Ensure that fees paid to custodians, the Trustee, service providers and investment managers engaged by the Investment Committee and other related expenses of the Plan are reasonable and, where permitted by the Plan and appropriate, direct that such fees be paid out of the Plan’s funds;

(n) When appropriate, review financial audits and reports prepared by actuaries, the Trustee, recordkeeper and other service providers; and

(o) Take other actions as are necessary or desirable in connection with its investment duties with respect to the Plan and associated Trust.

Notwithstanding the foregoing, the Investment Committee shall have no power to add to, subtract from, or modify any of the terms of the Plan, or to change or add to any benefits provided by the Plan, or to waive or fail to apply any requirements of eligibility for a benefit under the Plan. The Company shall provide the Investment Committee with Plan documents, and other available information necessary for the Committee to satisfy its obligations hereunder.

14.6.	Delegation of Fiduciary Duties.

The Administrative Committee or the Investment Committee may appoint subcommittees, individuals, or any other agents as it deems advisable and may delegate to any of such appointees any or all of its powers and duties. Such appointment and delegation must be in writing, specifying the powers or duties being delegated. Upon such appointment, delegation, and acceptance, the delegating committee members shall have no liability for the acts or omissions of any such delegatee, as long as the delegating committee members do not violate any fiduciary responsibility in making or continuing such delegation.

14.7.	Committee Decisions Final.

Subject to applicable law, any interpretation of the provisions of the Plan and any decision on any matter within the discretion of each Committee made by the Committee in good faith shall be binding on all persons. A misstatement or other mistake of fact shall be corrected when it becomes known to the applicable Committee and such Committee shall make such adjustment on account thereof as it considers equitable and practicable.

14.8.	Conflict of Interest.

Each Committee member shall be disqualified from acting as such with respect to all matters that concern such person individually, but not with respect to matters affecting a group of persons of which such person is merely a member.

14.9.	Compensation; Plan Expenses.

(a) Compensation. No member of the Administrative Committee or the Investment Committee who is an Employee of any Controlled Group member will receive compensation for his or her services.

(b) Plan Expenses. All reasonable expenses associated with the administration of the Plan shall be paid out of the Trust unless paid by the Employer without reimbursement from the Plan.

14.10. Resignation or Removal of Committee Members.

(a) Committee Chairperson. The Chairperson of either the Administrative Committee or the Investment Committee may resign at any time upon written notice to the Chief Executive Officer of the Company and the secretary of the Committee, or may be removed by the Chief Executive Officer of the Company at any time. A Chairperson’s resignation will be effective as of the date of delivery or, if later, the date specified in the notice of resignation. If the Chief Human Resources Officer resigns as Chairperson, the Assistant Vice President Corporate Human Resources shall automatically become Chairperson upon notice by the Chief Executive Officer. If the Senior Vice President of Finance resigns as Chairperson, the Vice President and Treasurer shall automatically become Chairperson upon notice by the Chief Executive Officer. In the event of changes in titles, the foregoing shall be applied such that the Chairperson shall be the individual with the responsibility and duties of these respective positions, as the case may be.

(b) Other Committee Members. Any other person serving as an Administrative or Investment Committee member may resign at any time by delivering a written notice of resignation to the applicable Chairperson and the secretary of the Committee, or may be removed by the Chairperson at any time by written notice to such member. A member’s resignation will be effective as of the date of delivery or, if later, the date specified in the notice of resignation.

(c) Termination of Employment. If any member of the Administrative Committee or Investment Committee terminates employment with the Company and all Employers, such termination shall automatically constitute a resignation from the respective Committee.

14.11. Indemnification.

The Company shall indemnify and hold harmless each member of the Administrative and Investment Committees and each individual employed by the Company or a member of its controlled group who is a delegate of either committee against any and all expenses and liabilities arising out of his administrative functions or fiduciary responsibilities, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such individual in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such individual’s own gross negligence or willful misconduct. Expenses against which such individual shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.

14.12. Insurance of Plan Fiduciaries.

The Company, from its own assets, may purchase fiduciary insurance from an independent insurance company to insure the Plan and each corporate officer, director or employee of the Company and its subsidiaries. The Company intends to maintain such insurance in such amounts as it deems necessary, and to the extent such insurance provides for a deductible amount, for which the insurance company is not liable, the Company will indemnify each fiduciary, without recourse, for the amount of such deductible on the same terms and conditions expressed in the insurance policy for claims made in excess of the deductible amount.

14.13. Service of Process.

The General Counsel of the Company shall be agent of the Plan for service of legal process.

SECTION 15

15.	Miscellaneous.

15.1.	Participants’ Rights.

Neither the establishment of the Plan hereby created, nor any modification thereof, nor the creation of any fund or account, nor the payment of any benefits, shall be construed as giving to any Participant or other person any legal or equitable right against the Employer, any officer or Employee thereof, the Trustee or the Board except as herein provided. Under no circumstances shall the terms of employment of any Participant be modified or in any way affected hereby.

15.2.	Spendthrift Clause.

Except as provided in Sections 8 and 15.10, no benefit or beneficial interest provided under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, either voluntary or involuntary, and any attempt to so alienate, anticipate, sell, transfer, assign, pledge, encumber or charge the same shall be null and void. No such benefit or beneficial interest shall be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person to whom such benefits or funds are or may be payable.

Notwithstanding the above, a Participant’s benefit will be offset against any amount he or she is ordered or required to pay to the Plan pursuant to an order or requirement which arises under a judgment of conviction for a crime involving the Plan, under a civil judgment entered by a court in an action involving a fiduciary breach, or pursuant to a settlement agreement between the Participant and the Department of Labor or the Pension Benefit Guaranty Corporation. Any such offset shall be made pursuant to Section 206 (d) of ERISA.

15.3.	Delegation Of Authoritv By Employer.

Whenever the Employer, under the terms of this Plan, is permitted or required to do or perform any act, it shall be done and performed by any Committee or officer duly authorized by the Board of Directors of the Employer. If no such Committee or officer has been so authorized, such act shall be done and performed by resolution of the Board of Directors of the Company.

15.4.	Gender, Number And Headings.

Whenever any words are used herein in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply. Headings of Sections and Subsections are inserted for convenience of reference, constitute no part of the Plan and are not to be considered in the construction of the Plan.

15.5.	Separability Of Provisions.

If any provision of this Plan shall be for any reason invalid or unenforceable, the remaining provisions shall nevertheless be carried into effect.

15.6.	Diversion Of Assets.

No part of the assets of the Plan shall be used for, or diverted to, purposes other than the exclusive benefit of Participants or their beneficiaries. Except as provided in Section 4.8, the Employer shall have no beneficial interest in the assets of the Plan and no part of the assets of the Plan shall revert or be repaid to the Employer, directly or indirectly.

15.7.	Acquisition Of Assets.

If the Employer acquires the assets (through purchase, merger or otherwise) of any other entity and hires persons who had been employed by such entity, the division or other subgroup in which such persons are employed shall be excluded from the groups included in the definition of “Employee” unless the Employer communicates to such division or subgroup that such division or subgroup is accruing benefits under the Plan.

15.8.	Service Of Process.

General Counsel of the Company shall constitute the Plan’s agent for service of process.

15.9.	Benefit Limitation.

(a) Notwithstanding any other provision hereof, and except as provided in Section 11.1, the amounts allocated to a Participant during the Limitation Year under the Plan and allocated to the Participant under any other defined contribution plan to which the Company or any other member of the Controlled Group has contributed shall be proportionately reduced, to the extent necessary, so that the Annual Addition does not exceed the lessor of:

(1) the dollar amount described in Code Section 415(c)(1)(A), as adjusted for increases in the cost of living under Code Section 415(d); or

(2) 100% of the Participant’s compensation within the meaning of Code Section 415(c)(3) during the Limitation Year; provided that such compensation shall not include any contribution for medical benefits after separation from service (within the meaning of Code Section 401(h) or 419A(f)(2)) which is otherwise treated as an Annual Addition.

(b) For purposes of this Section, Limitation Year means the Plan Year.

(c) For purposes of this Section, Annual Additions means the sum for the Limitation Year of Employer contributions, Employee contributions (determined without regard to any rollover contributions as defined in Sections 402(c), 403(a)(4), 403(b)(8),

408(d)(3) and 457(e)(16) of the Code and without regard to Employee contributions to a simplified employee pension plan which are excludable from gross income under Section 408(k)(6) of the Code) and reallocated forfeitures.

(d) For purposes of this Section, compensation as defined in Section 22.15 shall apply.

15.10. Qualified Domestic Relations Order.

Notwithstanding anything in the Plan to the contrary, benefits may be distributed in accordance with the terms of a Qualified Domestic Relations Order (“QDRO”). For this purpose a QDRO is any Domestic Relations Order determined by the Employer to be a Qualified Domestic Relations Order within the meaning of Section 414(p) of the Code pursuant to this Section.

(a) A Domestic Relations Order means a judgment, decree, or order (including the approval of a property settlement agreement) which

(1) relates to the provision of child support, alimony payments, or marital property rights to a spouse, former spouse, child or other dependent of a Participant,

(2) is made pursuant to a state domestic relations law, and

(3) creates or recognizes the existence of an Alternate Payee’s right, or assigns to the Alternate Payee the right, to receive all or a portion of the benefits of the Participant under the Plan.

An “Alternate Payee” includes any spouse, former spouse, child, or other dependent of a Participant who is designated by the Domestic Relations Order as having a right to receive all or a portion of the benefits payable under the Plan with respect to the concerned Participant.

(b) To be a QDRO, the Domestic Relations Order must meet the specifications set forth in Section 414(p) of the Code and must clearly specify the following:

(1) Name and last known mailing address of the Participant.

(2) Name and last known mailing address of each Alternate Payee covered by the Domestic Relations Order.

(3) The amount or the percentage of the Participant’s benefit to be paid to each Alternate Payee, or the manner in which such amount or percentage is to be determined.

(4) The number of payments or period to which the Domestic Relations Order applies.

(5) Each plan to which the Domestic Relations Order applies.

(c) The status of any Domestic Relations Order as a QDRO shall be determined under the following procedures:

(1) Promptly upon receiving a Domestic Relations Order, the Employer will notify the affected Participant and any Alternate Payee of the receipt by the Plan of the Domestic Relations Order and of this procedure.

(2) Promptly upon receiving the determination made by the Plan’s legal counsel of the status of the Domestic Relations Order, the affected Participant and each Alternate Payee (or any representative designated by an Alternate Payee by written notice to the Employer) shall be furnished a copy of such determination. The notice of determination shall state

(A) whether the Plan’s legal counsel has determined that the Domestic Relations Order is a QDRO, and

(B) once such legal counsel determines whether the Domestic Relations Order constitutes a QDRO, that the Employer will commence any payments currently due under the Plan to the person or persons entitled thereto after the expiration of a period of 60 days commencing on the date of the mailing of the notice unless prior thereto the Employer receives notice of the institution of legal proceedings disputing the determination. The Employer shall, as soon as practical after such 60 day period, ascertain the dollar amount currently payable to each payee pursuant to the Plan and the QDRO, and any such amounts shall be disbursed by the Plan.

(3) If there is a dispute on the status of a Domestic Relations Order as a QDRO, there shall be a delay in making payments. The Employer shall direct that the amounts otherwise payable be held in a separate account within the Plan. If within 18 months thereafter, the Domestic Relations Order is determined not to be a valid QDRO, or the status of the Domestic Relations Order has not been finally determined, the segregated or escrow amounts (including interest thereon) shall be paid to the person or persons who would have been entitled to such amounts if there had been no Domestic Relations Order. Any determination thereafter that the Domestic Relations Order is a QDRO shall be applied prospectively only.

(d) If a Domestic Relations Order requires payment to an Alternate Payee in an immediate lump sum, the order shall not lose its status as a Qualified Domestic Relations Order merely because of the immediate lump sum provision.

15.11. Construction Of Plan.

Except as provided in ERISA, this Plan shall be construed according to the laws of the State of Missouri, and all provisions of the Plan shall be administered according to the laws of such state.

SECTION 16

16.	Claim Procedure.

16.1.	Claim.

A Participant or beneficiary or other person who believes that he or she is being denied a benefit to which he or she is entitled (hereinafter referred to as “Claimant”) may file a written request for such benefit with the Committee, setting forth his or her claim. The request must be addressed to: Administrative Committee, Ameren Corporation Savings Investment Plan, 1901 Chouteau Avenue, P.O. Box 66149, MC 500, St. Louis, Missouri 63166-6149. Notwithstanding anything in the Plan to the contrary, a claim must be filed within one year from the date such claim first accrues or the Claimant will be forever barred from pursuing such claim. A claim by a Claimant shall be deemed to have accrued on the earlier of (i) the date the Claimant’s benefits commence or (ii) the date the Claimant became aware, or should have become aware, that his or her position regarding his or her entitlement to benefits is different from the Plan’s or the Company’s position regarding the Claimant’s entitlement to benefits.

16.2.	Claim Decision.

Upon receipt of a claim, the Administrative Committee or such other individual(s) specified in the written claims procedures shall advise the Claimant that a reply will be forthcoming within the time specified in the written claims procedures and shall in fact deliver such reply in writing within such period. The Administrative Committee or such other individual(s) specified in written claims procedures may, however, extend the reply period for an additional period of time specified in the written claims procedures for reasonable cause. If the reply period will be extended, the Administrative Committee or such other individual(s) specified in the written claims procedures shall advise the Claimant in writing during the initial 90-day period indicating the special circumstances requiring an extension and the date by which the benefit determination is expected. If the claim is denied in whole or in part, the Administrative Committee or such other individual(s) specified in the written claims procedures will render a written opinion using language calculated to be understood by the Claimant setting forth:

(a) the specific reason or reasons for the denial;

(b) specific references to pertinent Plan provisions on which the denial is based;

(c) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation why such material or such information is necessary;

(d) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review; and

(e) the time limits for requesting a review of the denial and for the actual review of the denial.

16.3.	Request For Review.

Within the time specified in the written claims procedures after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Company or such other individual(s) specified in the written claims procedures review the determination of the Administrative Committee or such other person specified in the written claims procedures. Such request must be addressed to: Committee, Ameren Corporation Savings Investment Plan, 1901 Chouteau Avenue, P.O. Box 66149, MC 500, St. Louis, Missouri 63166-6149. The Claimant or his or her duly authorized representative may submit written comments, documents, records or other information relating to the denied claim, which shall be considered in the review under this subsection without regard to whether such information was submitted or considered in the initial benefit determination.

The Claimant or his or her duly authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which (i) was relied upon by the Administrative Committee in making its initial claims decision, (ii) was submitted, considered or generated in the course of making the initial claims decision, without regard to whether such instrument was actually relied upon in making the decision or (iii) demonstrates compliance by the Administrative Committee with its administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants. If the Claimant does not request a review of the determination made pursuant to Section 16.2 by the Administrative Committee or such other individual(s) specified in the written claims procedures within the time specified in such procedures, he or she shall be barred and estopped from challenging the determination.

16.4.	Review Of Decision.

Within the time specified in the written claims procedures, ordinarily not later than 60 days, after the Administrative Committee’s receipt of a request for review, the prior determination will be reviewed. If special circumstances require that the determination period be extended, the Administrative Committee or such other individual(s) specified in the written claims procedures will so notify the Claimant within the initial sixty (60)-day period indicating the special circumstances requiring an extension and the date by which the Administrative Committee or such other individual(s) specified in the written claims procedures expects to render its decision on review, which shall be as soon as possible but not later than one hundred twenty (120) days after receipt of the request for review. In the event that the Administrative Committee or such other individual(s) specified in the written claims procedures extends the determination period on review due to a Claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on review shall not take into account the period beginning on the date on which notification of extension is sent to the Claimant and ending on the date on which the Claimant responds to the request for additional information.

The Administrative Committee or such other individual(s) specified in the written claims procedures has discretionary authority to determine a Claimant’s eligibility for benefits and to interpret the terms of the Plan. Benefits under the Plan will be paid only if the Administrative Committee or such other individual(s) specified in the written claims procedures decides in its discretion that the Claimant is entitled to such benefits. The decision of the Administrative Committee or such other individual(s) specified in the written claims procedures shall be final and non reviewable, unless found to be arbitrary and capricious by a court of competent review. Such decision will be binding upon the Administrative Committee and the Claimant.

If the Administrative Committee or such other individual(s) specified in the written claims procedures makes an adverse benefit determination on review, the Administrative Committee or such other individual(s) specified in the written claims procedures will render a written opinion, using language calculated to be understood by the Claimant, setting forth:

(a) the specific reason or reasons for the denial;

(b) the specific references to pertinent Plan provisions on which the denial is based;

(c) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which (i) was relied upon by the Company or such other individual(s) specified in the written claims procedures in making its decision, (ii) was submitted, considered or generated in the course of the Administrative Committee or such other individual(s) specified in the written claims procedures making its decision, without regard to whether such instrument was actually relied upon by the Administrative Committee or such other individual(s) specified in the written claims procedures in making its decision or (iii) demonstrates compliance by the Administrative Committee or such other individual(s) specified in the written claims procedures with its administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents, and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants; and

(d) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following the adverse benefit determination on such review.

16.5.	Venue for Litigation.

In light of the Company’s substantial contacts with the State of Missouri, the fact that the Company resides in Missouri and the Company is headquartered in St. Louis, Missouri, and the Company’s establishment of, and its maintenance of, this Plan in Missouri, any cause of action brought by a Claimant, Employee, Participant, former Employee, former Participant or any beneficiary of such an individual involving benefits under the Plan shall be filed and conducted exclusively in the federal courts in the Eastern District of Missouri.

No action at law or in equity shall be brought to recover under the Plan prior to the expiration of 60 days after receipt by the Claimant of the written decision regarding the Claimant’s request for review under the claims procedure, nor shall such action be brought at all unless within three years from receipt by the Claimant of such written decision by the final claims reviewer under the claims procedure.

SECTION 17

17.	Top-Heavy Provisions.

17.1.	Accrued Benefits.

“Accrued Benefits” means “the present value of accrued benefits” as that phrase is defined under regulations issued under Section 416 of the Code. For purposes of Section 17, the Accrued Benefits of any Participant (other than a Key Employee) shall be determined under the single accrual rate used by all Qualified Plans of the Employer which are defined benefit plans, or if there is no single accrual rate, Accrued Benefits shall be determined as accruing no more rapidly than the slowest rate permitted under Section 411(b)(1)(C) of the Code. The present values of Accrued Benefits and the amounts in accounts of an employee as of the Determination Date shall be increased by the distributions made with respect to the employee under the Plan and any plan aggregated with the Plan under Code Section 416(g)(2) during the one (I)-year period ending on the Determination Date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Code Section 416(g)(2)(A)(i). In the case of a distribution made for a reason other than severance from employment, death, or disability, this provision shall be applied by substituting “five (5)-year period” for “one (1)-year period.

17.2.	Beneficiaries.

“Beneficiaries” means the person or persons to whom the share of a deceased Participant’s accounts are payable.

17.3.	Determination Date.

“Determination Date” means for a Plan Year the last day of the preceding Plan Year.

17.4.	Former Key Employee.

“Former Key Employee” means any person presently or formerly employed by the Controlled Group (and the Beneficiaries of such person) who during the Plan Year is not classified as a Key Employee but who was classified as a Key Employee in a previous Plan Year; provided, however, that a person who has not performed any services for the Controlled Group at any time during the one-year period ending on the Determination Date (and the Beneficiaries of any such person) shall not be considered a Former Key Employee.

17.5.	Key Employee.

“Key Employee” means any person presently or formerly employed by the Controlled Group (and the Beneficiaries of such person) who is a “key employee” as that term is defined in Section 416(i) of the Code and the regulations thereunder; provided, however, that a person who has not performed any services for the Controlled Group at any time during the one-year period ending on the Determination Date (and the Beneficiaries of any such person) shall not be considered a Key Employee. For purposes of determining whether a person is a Key Employee, the definition of Top-Heavy Compensation shall be applied.

17.6.	Non-Key Employee.

“Non-Key Employee” means any person presently or formerly employed by the Controlled Group (and the Beneficiaries of such person) who is not a Key Employee or a Former Key Employee; provided, however, that a person who has not performed any services for the Controlled Group at any time during the one-year period ending on the Determination Date (and the Beneficiaries of any such person) shall not be considered a Non-Key Employee.

17.7.	Permissive Aggregation Group.

“Permissive Aggregation Group” means each Qualified Plan of the Controlled Group in the Required Aggregation Group plus each other Qualified Plan which is not part of the Required Aggregation Group but which satisfies the requirements of Sections 401(a)(4) and 410 of the Code when considered together with the Required Aggregation Group.

17.8.	Required Aggregation Group.

“Required Aggregation Group” means each Qualified Plan (including any terminated Qualified Plan) of the Controlled Group in which a Key Employee participates during the Plan Year containing the Determination Date or any of the four preceding Plan Years and each other Qualified Plan (including any terminated Qualified Plan) of the Controlled Group which during this period enables any Qualified Plan (including any terminated Qualified Plan) in which a Key Employee participates to meet the requirements of Section 401(a)(4) or 410 of the Code.

17.9.	Top-Heavy Compensation.

“Top-Heavy Compensation” means compensation within the meaning of Section 415(c)(3) of the Code. See Section 22.15 for the definition of compensation.

17.10. Top-Heavy Group.

“Top-Heavy Group” means, for a Plan Year, the Required Aggregation Group if, and only if, the sum of the Accrued Benefits (valued as of the Determination Date for such Plan Year) under all Qualified Plans (including any terminated Qualified Plans) in the Required Aggregation Group for Key Employees exceeds 60% of the sum of the Accrued Benefits (valued as of such Determination Date) under all Qualified Plans (including any terminated Qualified Plans) in the Required Aggregation Group for all Key Employees and Non-Key Employees; provided, however, that the Required Aggregation Group will not be a Top-Heavy Group for a Plan Year if the sum of the Accrued Benefits (valued as of the Determination Date for such Plan Year) under all Qualified Plans (including any terminated Qualified Plans) in the Required Aggregation Group for Key Employees does not exceed 60% of the sum of the Accrued Benefits (valued as of such Determination Date) under all Qualified Plans in the Permissive Aggregation Group for all Key Employees and Non-Key Employees. If the Qualified Plans in the Required or Permissive Aggregation Group have different Determination Dates, the Accrued Benefits under each such Plan shall be calculated separately, and the Accrued Benefits as of Determination Dates for such Plans that fall within the same calendar year shall be aggregated.

17.11. Special Top Heavy Rules.

If for any Plan Year the Plan is part of a Top Heavy Group, then, effective as of the first day of such Plan Year the following provisions shall apply to Participants who accrue an Hour of Employment on or after the first day of such Plan Year to read as follows:

17.11.1. Minimum Allocation.

Minimum Allocation if Plan is part of Top-Heavy Group.

Notwithstanding the foregoing, for each Plan Year in which the Plan is part of a Top-Heavy Group, the sum of the Employer contributions and forfeitures allocated under the Plan to the account of each Non-Key Employee who is both a Participant and Employee on the last day of such Plan Year shall be at least equal to the lesser of three percent of such Non-Key Employee’s Top-Heavy Compensation for such Plan Year or the largest percentage of Top-Heavy Compensation allocated to the account of any Key Employee; provided, however, that if for any Plan Year a Non-Key Employee is a Participant in both this Plan and one or more defined contribution plans, the Employer need not provide the minimum allocation described in the preceding sentence for such Non-Key Employee if the Employer satisfies the minimum allocation requirement of Section 4 16(c)(2)(B) of the Code for the Non-Key Employee in such other defined contribution plans; and provided that if for any Plan Year a Non-Key Employee is a Participant in both this Plan and a defined benefit plan, the Employer need not provide the minimum allocation described in this Section for such Non-Key Employee if the Employer satisfies the minimum benefit requirement of Section 416(c)(l) of the Code for the Non-Key Employee in such other defined benefit plan. Amounts which a Non-Key Employee or Key Employee elects to contribute on a pre-tax basis to a Qualified Plan which meets the requirements of Section 401(k) of the Code shall be considered an Employer contribution for purposes of Section 17.11; provided, however, that such pre-tax contributions made by Non-Key Employees may not be taken into account in determining the minimum allocation provided under this Section. In addition, matching contributions made on behalf of Non-Key Employees may be taken into account in determining the minimum allocation provided under this Section.

*    *    *

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed this 14th day of DECEMBER, 2016.

AMEREN CORPORATION

By:	/s/ Mark C. Lindgren
Name:	Mark C. Lindgren
Title:	Senior Vice President and
Chief Human Resources Officer
Ameren Services Company
On Behalf of Ameren Corporation

SCHEDULE A –

EMPLOYER MATCHING CONTRIBUTlONS FOR AMEREN EMPLOYEES

Participants who arc members of	Union Code	Effective Date	Percentage Matched	Basic Match		Additional Match	Total Matching Contribution
Local 1455 & 1455	JA	7/1/2001	1 – 3%		$0.75	$0.25	$1.00
IBEW Regional Wes	TA
	JB	8/24/2007	4 – 6%		$0.25	$0.25	$0.50
	TB

Local 148 IUOE	OA	7/1/2001	1 – 6%		$0.25	$0.25	$0.50

Local 148 IUOE	KA	8/1/2007	1 - 6%		$.25	$.25	$.50
	LA
	MA
	NA

Local 148 IUOE	QA	8/1/2007	1 - 6%		$0.25	$0.25	$0.50

Local 2 IBEW	FA	5/1/2007	1%		$0.75	$0.25	$1.00
			2 - 6%		$0.25	$0.25	$0.50

Local 1439	lA	7/1/2001	1 – 3%		$0.75	$0.25	$1.00
Local 309	PA
Local 649	VA		4 – 6%		$0.25	$0.25	$0.50
Local 1439 S	WA
IBEW

Local 702 IBEW	CA	5/1/2002	1 – 3%		$0.75	$0.25	$1.00
(Clerical)
			4 – 6%		$0.25	$0.25	$0.50

Local 702 IBEW	BA	4/1/2002	1 – 3%		$0.75	$0.25	$1.00
(Physical)
			4 – 6%		$0.25	$0.25	$0.50

Local 51	BW	7/1/2005	1 – 2%		$0.75	$0.25	$1.00
IBEW
			3 – 6%		$0.25	$0.25	$0.50

Local 51 (formerly	ND	7/1/2006	1 – 2%	$	l.00		$1.00
Local 8)	NE
			3 – 6%		$0.50		$0.50

Ameren IP employees	BF	10/1/2004	1 – 6%	$0.25	$0.25	$0.50
covered under a	BG
collective bargaining	BH
agreement	BJ
	BK
	BL
	BM
	BB
	BC
	BD
	BE

Local 702 –	DA	2/1/2008	1 – 2%	$0.75	$0.25	$1.00
CIPS/GEN, IBEW	EA		3 – 6%	$0.25	$0.25	$0.50
	HA
	SA

Local 702 – IBEW –	GA	8/1/2007	1 - 6%	$0.25	$0.20	$0.45
GEN – Newton

Local 11 - UGSOA	SO	7/1/2012	1 - 3%	$0.75	$0.25	$1.00
			4 - 6%	$0.25	$0.25	$0.50

	AF
	AG
Management	AM	7/1/1999	1 - 3%	$0.75	$0.25	$1.00
	AN		4 - 6%	$0.25	$0.25	$0.50
	XA
	YA
	ZA